The information in this preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-175125

Subject to Completion. Dated March 13, 2012

Prospectus Supplement to Prospectus dated July 19, 2011.

2,438,199 Shares

Knightsbridge Tankers Limited

Common Shares

This is a public offering of common shares, par value $0.01 per share, or common shares, of Knightsbridge Tankers Limited. All of the 2,438,199 common shares are being offered by the selling shareholder named in the section of this prospectus supplement entitled “Selling Shareholder”. These common shares were acquired by the selling shareholder in private transactions with us.

The common shares are listed on the Nasdaq Global Select Market under the symbol “VLCCF”. The last reported sale price of our common shares on the Nasdaq Global Select Market on March 12, 2012 was $14.87 per common share. We will not receive any proceeds from the sale of our common shares by the selling shareholder.

See “Risk Factors” on page S-9 of this prospectus supplement and page 3 of the accompanying prospectus to read about factors you should consider before buying common shares.

Neither the Securities and Exchange Commission nor the Bermuda Monetary Authority or any other regulatory body has approved or disapproved of the common shares or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co. has agreed to purchase the common shares from the selling shareholder at a price of $             per share, which will result in $             of proceeds to the selling shareholder.

Goldman, Sachs & Co. may offer the common shares from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Goldman, Sachs & Co.

Prospectus Supplement dated                     , 2012

Prospectus Supplement

Prospectus

Prospectus Summary	1
Risk Factors	3
Cautionary Statement Regarding Forward Looking Statements	4
Ratio of Earnings to Fixed Charges	5
Use of Proceeds	6
Capitalization	6
Price Range of Common Stock	6
Enforceability of Civil Liabilities	7
Plan of Distribution	7
Selling Shareholder	9
Description of Capital Stock	10
Description of Debt Securities	12
Description of Warrants	21
Description of Purchase Contracts	22
Description of Units	22
Expenses	23
Legal Matters	23
Experts	23
Where You Can Find Additional Information	23

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the common shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The Nasdaq Global Select Market is deemed to be an appointed stock exchange under Bermuda law.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the common shares being offered by the selling shareholder.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe”, “anticipate”, “intend”, “estimate”, “forecast”, “project”, “plan”, “potential”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the drybulk carrier and tanker markets, changes in the company’s operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of drybulk carriers and tankers, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the U.S. Securities and Exchange Commission, or Commission, and the Nasdaq Global Select Market.

We caution readers of this prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward looking statements. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appear later in this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement.

Unless otherwise indicated, references in this prospectus supplement to “Knightsbridge”, “we”, “us”, “our” and the “Company” refer to Knightsbridge Tankers Limited and our consolidated subsidiaries. All amounts in this prospectus supplement are expressed in U.S. dollars, and the financial information has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). All references in this prospectus supplement to “$”, and “dollars” refer to United States dollars. We use the term deadweight tons, or dwt, in describing the size of drybulk carriers and tankers.

Our Company

We are Knightsbridge Tankers Limited, a Bermuda exempted company founded in 1996. We are an international shipping company specializing in the transportation of crude oil and drybulk cargoes, and have been listed on the Nasdaq Global Select Market since our initial public offering in February 1997. Our original fleet consisted of five Very Large Crude Carriers, or VLCCs. At the time of our initial public offering, these vessels were bareboat chartered to Shell International Ltd. for seven years through 2004. We have subsequently diversified our fleet through the sale of one of our original VLCCs to an unrelated third party and the acquisition of two Capesize newbuilding drybulk carriers in 2009 and two 2010-built Capesize drybulk carriers in 2010 from Golden Ocean Group Limited, or Golden Ocean, a Bermuda based drybulk shipping company whose shares are listed on the Oslo Stock Exchange and the Singapore Stock Exchange under the symbol “GOGL”. Golden Ocean is a company affiliated with us and is the selling shareholder named in this prospectus supplement. For additional information about the selling shareholder, please refer to the section of this prospectus supplement entitled “Selling Shareholder”.

Since our initial public offering, we have employed the majority of our vessels on fixed-rate period charters to secure income and provide predictable cash flow, while selectively employing vessels in the spot market to seek to capture opportunities created when spot rates rise in the volatile charter markets. We also employ our vessels in the spot market when returns offered by new period charters are less attractive and when we expect charter rates to improve. We aim to pursue a growth strategy through further vessel acquisitions.

We currently own and operate, through our subsidiaries, a fleet of eight vessels, consisting of four VLCCs and four Capesize drybulk carriers with a total carrying capacity of approximately 1.9 million dwt. All of our vessels are employed under fixed-rate period charters other than the Kensington, which is currently employed in the spot market. We plan to employ the Hampstead in the spot market following the scheduled expiration of its time charter in April 2012.

Our Fleet

We operate a diversified fleet of VLCC tankers and Capesize drybulk carriers in order to capitalize on opportunities for upside potential in both the tanker and drybulk markets. The following table sets forth summary information concerning the vessels we own as of the date of this prospectus supplement:

Vessel Name	Vessel Type	Size (DWT)	Year Built	Charter Type	Daily Gross Hire Rate	Earliest Redelivery Date
Tanker Fleet
Titan Venus (ex-Camden)	VLCC	298,000	1995	Bareboat	$32,000(1)	August 2012(4)
Mayfair	VLCC	298,000	1995	Bareboat	$32,000(1)	July 2015
Kensington	VLCC	298,000	1995	Spot	N/A	N/A
Hampstead	VLCC	298,000	1996	Time Charter	$27,050(2)	April 2012

Drybulk Carrier Fleet
Belgravia	Capesize	170,500	2009	Time Charter	$52,670	August 2014
Battersea	Capesize	170,500	2009	Time Charter	$40,000	June 2014
Golden Future	Capesize	176,000	2010	Time Charter	$31,500	January 2013
Golden Zhejiang	Capesize	176,000	2010	Time Charter	$19,900(3)	September 2016 (including extensions)

(1)	Represents the time charter equivalent rate, or TCE rate, which is a measure of the daily revenue performance of a vessel. Our method of calculating TCE rate for this vessel is determined by adding the estimated drydocking costs and operating expenses to the daily bareboat charter rate.
(2)	The daily gross hire rate has been reduced from $37,750 to $27,050 for the period from January 1, 2012 until April 22, 2012, the date when the vessel is scheduled to be re-delivered to us. During this period, we will be compensated by the charterer for any daily vessel earnings above $27,050 up to and including $37,750. In addition, the time charter agreement includes an index-based profit sharing arrangement, pursuant to which the charterer is obligated to pay us on a quarterly basis, in addition to the above daily rate, earnings in excess of $37,750 per vessel per day calculated based on the average of four indices (TD1, TD2, TD3 and TD4) published by the Baltic Exchange, a London-based membership organization that provides daily shipping market information to the global investing community.
(3)	The daily gross hire rate has been reduced from $29,900 to $19,900 for a period of one year beginning on July 1, 2011. The amount of lost revenues resulting from this reduction will be repaid by the charterers ratably on a daily basis beginning on July 1, 2012 until September 2014. In addition, the amended time charter agreement provides us with two one-year extension options at rates we believe are above current market levels.
(4)	The charterer has an option to extend this charter for an additional 30 months.

Management of the Company

When we were incorporated, our board of directors decided to contract for the day-to-day management services of the Company and its subsidiaries, rather than to establish a proprietary management organization. This policy was based on the availability of such services in the market on terms which we consider more cost efficient to us than the alternative. Our board of directors has not seen any reason to change this policy since it was formulated. All of the management services contracted for by the Company and its subsidiaries are subject to our board of directors’ or, as the case may be, the board of directors of the relevant subsidiary’s, sole right to determine the overall objectives and policies of the Company and its subsidiaries. Further, all matters of material importance to or of an extraordinary nature in respect of our business are decided by our board of directors.

Our tankers and drybulk carriers are managed by ICB Shipping (Bermuda) Limited, or our General Manager, a wholly-owned subsidiary of Frontline Ltd., or Frontline, a Bermuda based shipping company whose shares are listed on the New York Stock Exchange, the Oslo Stock Exchange and the London Stock Exchange under the symbol “FRO”, and by Golden Ocean Management (Bermuda) Ltd., or our Drybulk Manager, a wholly-owned subsidiary of Golden Ocean. In addition, our General Manager provides us with general administrative and technical services. We believe we benefit from Frontline’s and Golden Ocean’s expertise, relationships and reputation in operating our fleet and pursuing growth opportunities.

Our Business Strategy

Our business strategy is to operate a diversified fleet of tankers and drybulk carriers with flexibility to adjust our exposure to the tanker and drybulk markets depending on existing factors such as charter rates, newbuilding costs, vessel resale and scrap values and vessel operating expenses resulting from, among other things, changes in the supply of and demand for tanker and drybulk capacity. We may adjust our exposure through time charters, bareboat charters, sale and leasebacks, sales and purchases of vessels, newbuilding contracts and acquisitions.

Our goal is to generate competitive returns for our shareholders. Our dividend policy is to declare quarterly dividends to shareholders, substantially equal to net cash flow in the reporting quarter less reserves that our board of directors may from time to time determine are necessary, such as reserves for drydocking and other possible cash needs. We intend to finance our future vessel acquisitions not from our cash flow from operations, but from external sources, such as by undertaking equity offerings, incurring additional indebtedness in line with our current low-leverage capital structure and utilizing the proceeds from the sale of our vessels.

There is no guarantee that our shareholders will receive quarterly dividends from us. Our dividend policy may be changed at any time at the sole discretion of our board of directors, who will take into account, among other things, our contingent liabilities, financial condition and future prospects, the terms of our credit facilities, and the requirements of Bermuda law in determining the timing and amount of dividends, if any, that we may pay.

Recent Developments

In November 2011, our board of directors declared a dividend of $0.50 per share which was paid on December 2, 2011 to shareholders of record on November 18, 2011.

In December 2011, our board of directors granted a total of 93,189 restricted stock units (RSUs) pursuant to our 2010 equity incentive plan, or the Plan, to members of the board of the directors and to our General Manager and our Drybulk Manager. These RSUs vest ratably over three years on the anniversary of the grant date. The RSUs may be paid in cash or common shares upon vesting.

In December 2011, we amended the time charter for the Hampstead to reduce the daily gross hire rate from $37,750 to $27,050 for the period from January 1, 2012 until April 22, 2012, the date when the vessel is scheduled to be re-delivered to us. We will be compensated by the charterer for any daily vessel earnings above $27,050 up to and including $37,750.

On February 8, 2012, we released our preliminary unaudited financial results for the quarter ended December 31, 2011. We had net income of $9.5 million and earnings per share of $0.39 compared to net income of $9.1 million and earnings per share of $0.37 for the preceding quarter. Net income increased primarily due to an improvement in the results of the Kensington, which was and currently is operating in the spot market. The average daily TCE rates earned by our tankers and drybulk carriers for the quarter ended December 31, 2011 were $26,900 and $36,500, respectively, compared with $25,300 and $36,800 in the preceding quarter. For the fiscal year ended December 31, 2011, we had net income of $34.4 million and earnings per share of $1.41. The average daily TCE rates for our VLCCs, excluding our tankers on bareboat charters, and our drybulk carriers for the year ended December 31, 2011 were $28,500 and $36,600, respectively. For vessels other than our tankers on bareboat charters, TCE represents operating revenues less voyage expenses. The preliminary financial data included in this prospectus supplement was prepared by, and is the responsibility of, our management. PricewaterhouseCoopers AS, our auditors, have not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data. Accordingly, PricewaterhouseCoopers AS does not express an opinion or any other form of assurance with respect thereto.

We stated in our earnings release for the quarter ended December 31, 2011 that we were in discussions with certain charterers with respect to the payment of outstanding charterhires. These discussions have continued. While our charterhire due has increased since the end of December 2011, we believe, based on advice from our General Manager and our Drybulk Manager, that the outstanding charterhires will be paid in full. However, there can be no assurance that the outstanding charterhires will be paid in full. In addition, these discussions may result in changes to the terms of charters, including a reduction in future charterhire rates.

Based upon our results for the quarter ended December 31, 2011, our board of directors declared a dividend of $0.50 per share which was paid on March 8, 2012 to shareholders of record on February 23, 2012. Purchasers of common shares in this offering will not receive this dividend.

On December 29, 2010, our board of directors granted an aggregate of 59,143 RSUs pursuant to the Plan to our directors and to our General Manager and our Drybulk Manager. Following the completion of this offering, we plan to issue 11,301 common shares and pay $154,102 in cash to members of our board of directors and to our General Manager and our Drybulk Manager in settlement of 19,714 RSUs that vested on December 29, 2011.

On March 12, 2012, we issued a press release announcing that Sanko Steamship Co., Ltd., or Sanko, has requested that we agree to a deferral in payments of charterhire in respect of the Battersea. Sanko has also distributed a press release stating that it intends to meet all financial obligations and to restructure and strengthen its balance sheet. We have the Capesize vessel Battersea on charter to Sanko at $39,500 per day net, through at least June 26, 2014. We have received all hire through March 10, 2012 in full, and had as of that date no outstanding hire due from Sanko. We have received partial payment of the next 15 days’ hire. Our management will endeavor to protect the value of the charter contract with Sanko.

Industry Developments

All the information and data contained in this section of the prospectus supplement relating to the global shipping industry, including the analysis of the drybulk and tanker sectors, has been provided by Drewry Shipping Consultants, or Drewry, and is taken from its database and other sources. In connection therewith, Drewry has advised that: (a) certain information in Drewry’s database is derived from estimates or subjective judgments; (b) the information in the databases of other maritime data collection agencies may differ from the information in Drewry’s database; and (c) while Drewry has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. Drewry’s methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and do not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the drybulk and tanker sectors of the shipping industry.

Drybulk

The drybulk shipping market has been supported by strong Chinese demand for imported commodities, in particular iron ore and coal. In 2011, world drybulk seaborne trade increased by over 4.0%, compared with 2010, though the increase in vessel demand was about 6.0%, due to changes in the geographical pattern of trade leading to longer-haul voyages.

The size of the drybulk fleet increased by about 15% in 2011. As of January 31, 2012, the world fleet of drybulk vessels consisted of 8,890 vessels, totaling 611 million dwt in capacity. The total drybulk orderbook amounted to 2,387 vessels, totaling 200.9 million dwt, equivalent to 32.9% of the existing fleet. At its peak in 2009, the orderbook was close to 70% of the existing fleet.

In the Capesize sector (110,000-199,999 dwt), the fleet as of January 31, 2012 consisted of 1,091 vessels, totaling 185 million dwt. The Capesize orderbook consisted of 242 vessels, totaling 40.2 million dwt, equivalent to 21.8% of the existing fleet. The size of the orderbook is declining due to a combination of high levels of new deliveries and little new ordering. In 2011, 205 Capesize drybulk vessels amounting to 34.7 million dwt were delivered. For 2012, 242 Capesize drybulk vessels amounting to 40.2 million dwt are scheduled for delivery. However, based on trends in the last few years, not all of these ships will be delivered on time and some will likely be delivered in 2013 and beyond due to a combination of delays, cancellations and re-structuring of contracts.

The Baltic Drybulk Index, or BDI, an index of 20 key drybulk routes published by the Baltic Exchange, is an indicator of the state of the market which has been quite volatile in recent years. During 2009, the BDI hit a low of 772 on January 5, 2009 and a high of 4,661 on November 19, 2009. On February 3, 2012, it reached a 26-year low of 647 due to a combination of large increases in supply and short term factors disrupting demand. It has since recovered slightly and stands at 718, as of February 24, 2012.

After declining in the second half of 2008 and into 2009, rates and vessel values improved in the drybulk sector due to renewed Chinese demand for imported drybulk raw materials. However, since May 2010, freight rates have weakened in the face of fleet growth far outstripping the increases in vessel demand. Average one year time charter rates for a Capesize bulk carrier have fallen from $45,500 per day in May 2010 to $14,500 per day in January 2012. The fall in rates has also had a negative impact on secondhand values.

Capesize Drybulk Vessel

One Year Time Charter Rate ($/Day), Newbuilding Price & Secondhand Value* (Millions of $)

*	Secondhand value based on a 5-year-old ship

Tankers

In recent years, Asia, and China in particular, has been the main generator of additional demand for oil, with this demand largely supplied from traditional sources such as the Middle East and emerging suppliers in West Africa. Chinese oil consumption has grown at a compound annual growth rate of just over 6% in the last decade and this has helped to offset static or declining demand in some developed economies. In 2011 world seaborne trade in crude oil is provisionally estimated at 2.34 billion tons, an increase of 2.2% over 2010.

As of January 31, 2012, the world fleet of oil tankers consisted of 3,136 vessels, totaling 399.7 million dwt in capacity. The tanker orderbook amounted to 501 vessels, totaling 77.9 million dwt, equivalent to 19.5% of the existing fleet. The average age of the world oil tanker fleet in service at that date was approximately 9.1 years.

For the VLCC sector (200,000 dwt and greater), the fleet as of January 31, 2012 consisted of 594 vessels, totaling 176.1 million dwt. The orderbook consists of 123 vessels, totaling 40.2 million dwt, equivalent to 22.8% of the existing fleet. For 2012, 71 ships amounting to 22.4 million dwt are scheduled for delivery although, as in the drybulk sector, not all of these ships are expected to be delivered on time.

After reaching a peak in the middle of 2008, tanker rates and asset values have declined, despite a brief rally in the early part of 2010. In January 2012, average one year time charter rates for a VLCC were $17,500 per day, compared with an average of $24,600 per day in 2011.

VLCCs

One Year Time Charter Rate ($/Day), Newbuilding Price & Secondhand Value* ($M)

*	Secondhand value based on a 5-year-old ship

Overall, freight rates and secondhand values have declined in both the drybulk and tanker sectors since the early part of 2009, due to negative market sentiment and increases in vessel supply far outpacing changes in demand. However, the ratio of the orderbook to the existing fleet has been declining in both sectors, and with few new orders being placed in either sector, 2012 appears to be the last year of major increases in vessel supply in this freight market cycle.

Corporate Information

Knightsbridge Tankers Limited was incorporated in Bermuda on September 18, 1996. Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda. Our telephone number at that address is +1 (441) 295-6935. Our website is www.knightsbridgetankers.com. All of the information contained in or accessible from our corporate website is not part of this prospectus supplement. Our common shares, par value $0.01 per share, have traded on the Nasdaq Global Select Market since February 1997 under the symbol “VLCCF”.

Selling Shareholder

All of our common shares offered by this prospectus supplement are being sold by our major shareholder, Golden Ocean. Following the completion of this offering, Golden Ocean will own none of our outstanding common shares. We refer to Golden Ocean throughout this prospectus supplement as the selling shareholder. For additional information about the selling shareholder, please refer to the section of this prospectus supplement entitled “Selling Shareholder”.

THE OFFERING

Issuer	Knightsbridge Tankers Limited

Common shares offered by the selling shareholder	2,438,199 common shares

Common shares outstanding	24,425,699 common shares

Dividend Policy	Our dividend policy is to declare quarterly dividends to shareholders, substantially equal to net cash flow in the reporting quarter less reserves that our board of directors may from time to time determine are necessary, such as reserves for drydocking and other possible cash needs. We intend to finance our future vessel acquisitions not from our cash flow from operations, but from external sources, such as by undertaking equity offerings, incurring additional indebtedness in line with our current low-leverage capital structure and utilizing the proceeds from the sale of our vessels.

There is no guarantee that our shareholders will receive quarterly dividends from us. Our dividend policy may be changed at any time at the sole discretion of our board of directors, who will take into account, among other things, our contingent liabilities, financial condition and future prospects, the terms of our credit facilities and the requirements of Bermuda law in determining the timing and amount of dividends, if any, that we may pay.

We paid aggregate dividends to our shareholders in the amounts of $48.9 million ($2.00 per share) and $40.5 million ($1.90 per share) in respect of the fiscal years ended December 31, 2011 and 2010, respectively. Purchasers of common shares in this offering will not receive the dividend of $0.50 per share in respect of the quarter ended December 31, 2011, which was paid on March 8, 2012 to shareholders of record on February 23, 2012.

Use of Proceeds	All of the common shares offered hereby are being sold by the selling shareholder. We will not receive any proceeds from the sale of common shares by the selling shareholder and the selling shareholder has agreed to pay all of the expenses related to this offering. Please see “Use of Proceeds”.

Risk Factors	An investment in our common shares involves a high degree of risk. Before you decide to invest in our common shares, you should carefully consider the risks described below.

Nasdaq Global Select Market	VLCCF

RISK FACTORS

An investment in our common shares involves a high degree of risk, including the risks described below and in the accompanying prospectus and the documents incorporated by reference herein. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein.

Before you decide to invest in our common shares, you should carefully consider the risks described below and the risks and discussion of risks under the heading “Risk Factors” beginning on page 3 of the accompanying prospectus as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement that summarize the risks that may materially affect our business. Please refer to the sections entitled “Where You Can Find Additional Information” in this prospectus supplement and in the accompanying prospectus for discussions of these other filings.

Risks Related to Our Industry

Tankers

If the tanker industry, which historically has been cyclical and volatile, continues to be depressed or declines further in the future, our revenues, earnings and available cash flow may be adversely affected.

Historically, the tanker industry has been highly cyclical, with volatility in profitability, charter rates and asset values resulting from changes in the supply of, and demand for, tanker capacity. After reaching highs during the summer of 2008, charter rates for crude oil carriers fell dramatically during the global financial crisis and current rates continue to remain at relatively low levels compared to the rates achieved in the years preceding the global financial crisis. Fluctuations in charter rates and tanker values result from changes in the supply of and demand for tanker capacity and changes in the supply of and demand for oil and oil products. According to industry sources, the orderbook for VLCCs in 2010 and 2011 decreased from its relatively high level in 2009, and newbuilding vessels representing approximately 21% of the global VLCC fleet are expected to be delivered from yards and enter into service through 2014. These factors may adversely affect the rates payable and the amounts we receive in respect of our vessels. Our ability to re-charter our vessels on the expiration or termination of their current spot, time and bareboat charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the tanker market and we cannot guarantee that any renewal or replacement charters we enter into will be sufficient to allow us to operate our vessels profitably.

The factors that influence demand for tanker capacity include:

•	supply and demand for oil and oil products;

•

global and regional economic and political conditions, including developments in international trade, national oil reserves policies, fluctuations in industrial and agricultural production and armed conflicts;

•	regional availability of refining capacity;

•	environmental and other legal and regulatory developments;

•	the distance oil and oil products are to be moved by sea;

•	changes in seaborne and other transportation patterns, including changes in the distances over which tanker cargoes are transported by sea;

•

increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•	currency exchange rates;

•	weather and acts of God and natural disasters;

•	competition from alternative sources of energy and from other shipping companies and other modes of transport;

•	international sanctions, embargoes, import and export restrictions, nationalizations, piracy and wars; and

•	regulatory changes including regulations adopted by supranational authorities and/or industry bodies, such as safety and environmental regulations and requirements by major oil companies.

The factors that influence the supply of tanker capacity include:

•	current and expected purchase orders for tankers;

•	the number of tanker newbuilding deliveries;

•	any potential delays in the delivery of newbuilding vessels and/or cancellations of newbuilding orders;

•	the scrapping rate of older tankers;

•	technological advances in tanker design and capacity;

•	tanker freight rates, which are affected by factors that may affect the rate of newbuilding, swapping and laying up of tankers;

•	port and canal congestion;

•	price of steel and vessel equipment;

•	conversion of tankers to other uses or conversion of other vessels to tankers;

•	the number of tankers that are out of service; and

•	changes in environmental and other regulations that may limit the useful lives of tankers.

The factors affecting the supply and demand for tankers have been volatile and are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable,

including those discussed above. The current global economic downturn may reduce demand for transportation of oil over longer distances and increase supply of tankers to carry that oil, which may have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends.

In addition, the recent downturn in the tanker industry has had an adverse impact on many tanker companies, including General Maritime Corporation and Omega Navigation Enterprises Inc., companies not affiliated with us, which have recently filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In addition, other companies in the industry, including Frontline, the parent company of our General Manager, have significantly restructured their operations in response to the financial downturn. If these trends continue, in order for us to remain viable, we may not be able to continue to pay dividends and we may have to sell vessels in our fleet and/or seek to raise additional capital in the equity markets and/or assume additional indebtedness.

The international tanker industry has experienced volatile charter rates and vessel values and there can be no assurance that these charter rates and vessel values will return to their previous levels.

Charter rates in the tanker industry are volatile. We anticipate that future demand for our vessels, and in turn our future charter rates, will be dependent upon economic growth in the world’s economies, as well as seasonal and regional changes in demand and changes in the capacity of the world’s fleet. We believe that the charter rates that were paid prior to 2008 were the result of economic growth in the world economy that exceeded growth in global vessel capacity. There can be no assurance that economic growth will not stagnate or decline leading to a further decrease in vessel values and charter rates. A further decline in vessel values and charter rates would have an adverse effect on our business, financial condition, results of operations and ability to pay dividends.

Any decrease in shipments of crude oil may adversely affect our financial performance.

The demand for our oil tankers derives primarily from demand for Arabian Gulf, West African, North Sea and Caribbean crude oil, which, in turn, primarily depends on the economies of the world’s industrial countries and competition from alternative energy sources. A wide range of economic, social and other factors can significantly affect the strength of the world’s industrial economies and their demand for crude oil from the mentioned geographical areas. One such factor is the price of worldwide crude oil. The world’s oil markets have experienced high levels of volatility in the last 25 years. In July 2008, oil prices rose to a high of approximately $143 per barrel before decreasing to approximately $38 per barrel by the end of December 2008 and then rising to approximately $92 per barrel as of the end of December 2010 and continuing to rise to approximately $100 per barrel by the end of December 2011. In 2012, oil prices have continued to rise to approximately $122 per barrel by the end of February 2012.

Any decrease in shipments of crude oil from the above mentioned geographical areas would have a material adverse effect on our financial performance. Among the factors which could lead to such a decrease are:

•	increased crude oil production from other areas;

•	increased refining capacity in the Arabian Gulf or West Africa;

•	increased use of existing and future crude oil pipelines in the Arabian Gulf or West Africa;

•	a decision by Arabian Gulf or West African oil-producing nations to increase their crude oil prices or to further decrease or limit their crude oil production;

•	armed conflict in the Arabian Gulf and West Africa and political or other factors; and

•	the development and the relative costs of nuclear power, natural gas, coal and other alternative sources of energy.

In addition, the current economic conditions affecting the United States and world economies may result in reduced consumption of oil products and a decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our earnings and our ability to pay dividends.

An over-supply of tanker capacity may lead to reductions in charter rates, vessel values and profitability.

In recent years, shipyards have produced a large number of new tankers. If the capacity of new vessels delivered exceeds the capacity of tankers being scrapped and converted to non-trading tankers, tanker capacity will increase. If the supply of tanker capacity increases and the demand for tanker capacity does not increase correspondingly, charter rates could materially decline. A reduction in charter rates and the value of our vessels may have a material adverse effect on our results of operations or our ability to pay dividends.

Drybulk

Charterhire rates for drybulk vessels may decrease in the future, which may adversely affect our earnings.

The drybulk shipping industry is cyclical with attendant volatility in charterhire rates and profitability. The degree of charterhire rate volatility among different types of drybulk vessels has varied widely, and charterhire rates for drybulk vessels have declined significantly from historically high levels. Fluctuations in charter rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for the major commodities carried by water internationally. We cannot assure you that we will be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations. The supply of and demand for shipping capacity strongly influence charter rates. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for vessel capacity include:

•	supply and demand for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	changes in the exploration or production of energy resources, commodities, semi-finished and finished consumer and industrial products;

•	the location of regional and global exploration, production and manufacturing facilities;

•	the location of consuming regions for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	the globalization of production and manufacturing;

•	global and regional economic and political conditions, including armed conflicts and terrorist activities, embargoes and strikes;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

Factors that influence the supply of vessel capacity include:

•	number of newbuilding deliveries;

•	port and canal congestion;

•	scrapping of older vessels;

•	vessel casualties; and

•	number of vessels that are out of service.

Demand for our drybulk vessels is dependent upon economic growth in the world’s economies, seasonal and regional changes in demand, changes in the capacity of the global drybulk fleet and the sources and supply of drybulk cargo transported by sea. Given the large number of new drybulk carriers currently on order with shipyards, the capacity of the global drybulk carrier fleet seems likely to increase and economic growth may not resume in areas that have experienced a recession or continue in other areas. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

The continued downturn in the drybulk carrier charter market has had and may continue to have an adverse effect on our earnings.

The abrupt and dramatic downturn in the drybulk charter market, from which we derive a portion of our revenues, has severely affected the drybulk shipping industry. The BDI fell 94% from a peak of 11,793 in May 2008 to a low of 663 in December 2008 and remained volatile during 2009, reaching a low of 772 on January 5, 2009 and a high of 4,661 on November 19, 2009. The BDI continued its volatility in 2010, increasing from 3,235 in January 2010 to a high of 4,209 in May 2010 before subsequently decreasing to a low of 1,700 in July 2010. Following a short period of increase in the third quarter of 2010, the BDI fell to near July 2010 levels by the end of 2010. The BDI further decreased in 2011 and on February 3, 2012, it reached a 26-year low of 647 due to a combination of large increases in supply and short term factors disrupting demand.

This downturn in drybulk charter rates and their volatility, which has resulted from the economic dislocation worldwide and the disruption of the credit markets, have had a number of adverse consequences for drybulk shipping, including, among other things:

•	an absence of financing for vessels;

•	no active second-hand market for the sale of vessels;

•	extremely low charter rates, particularly for vessels employed in the spot market;

•	widespread loan covenant defaults in the drybulk shipping industry; and

•	declaration of bankruptcy by some operators and ship owners as well as charterers.

The occurrence of one or more of these events could adversely affect our business, results of operations, cash flows, financial condition and ability to pay dividends. There can be no assurance that the drybulk charter market will recover and the market could continue to decline further.

Drybulk carrier values have also declined both as a result of a slowdown in the availability of global credit and the significant deterioration in charter rates. Charter rates and vessel values have been affected in part by the lack of availability of credit to finance both vessel purchases and purchases of commodities carried by sea, resulting in a decline in cargo shipments, and the excess supply of iron ore in China, which resulted in falling iron ore prices and increased stockpiles in Chinese ports. There can be no assurance as to how long spot charter rates and vessel values will remain at their currently low levels. Charter rates may remain at low levels for some time which will adversely affect our revenue and profitability.

In addition, because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels, which may adversely affect our earnings. If we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount in our financial statements, resulting in a loss and a reduction in earnings.

An oversupply of drybulk carrier capacity may lead to reductions in charterhire rates and profitability.

The market supply of drybulk carriers has been increasing as a result of the delivery of numerous newbuilding orders over the last few years. Newbuildings were delivered in increasing numbers starting at the beginning of 2006 and continued to be delivered in increasing numbers from 2007 through 2011.

An oversupply of drybulk carrier capacity may result in a reduction of charterhire rates, as evidenced by historically low rates in December 2008. If such drybulk carrier capacity increase continues, we may only be able to re-charter our vessels at reduced or unprofitable rates, or we may not be able to re-charter these vessels at all. The occurrence of these events could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Shipping Generally

Risks involved with operating ocean-going vessels could affect our business and reputation, which could have a material adverse effect on our results of operations and financial condition.

The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:

•	a marine disaster;

•	terrorism;

•	environmental accidents;

•	cargo and property losses or damage; and

•	business interruptions caused by mechanical failure, human error, war, terrorism, piracy, political action in various countries, labor strikes, or adverse weather conditions.

Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an oil spill or other environmental disaster may harm our reputation as a safe and reliable tanker and drybulk operator.

If economic conditions throughout the world do not improve, it will impede our operations.

Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. In addition, the world economy is currently facing a number of new challenges, including uncertainty related to the continuing discussions in the United States regarding the federal debt ceiling and recent turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries. There has historically been a strong link between the development of the world economy and demand for energy, including oil and gas. An extended period of deterioration in the outlook for the world economy could reduce the overall demand for oil and gas and for our services. Such changes could adversely affect our results of operations and cash flows.

The United States, the European Union and other parts of the world have recently been or are currently in a recession and continue to exhibit weak economic trends. The credit markets in the United States and Europe have experienced significant contraction, de-leveraging and reduced liquidity, and the U.S. federal government and state governments and European authorities have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The Commission and other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws. Global financial markets and economic conditions have been, and continue to be, severely disrupted and volatile. Credit markets and the debt and equity capital markets have been exceedingly distressed.

We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, may have a material adverse effect on our results of operations, may have caused the price of our common shares on the Nasdaq Global Select Market to decline and could cause the price of our common shares to decline further.

The continued economic slowdown in the Asia Pacific region, especially in Japan and China, may exacerbate the effect on us of the recent slowdown in the rest of the world. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. While the growth rate of China’s GDP increased for the year ended December 31, 2010, as compared to the year ended December 31, 2009, the Chinese GDP growth rate remains below pre-2008 levels. China has imposed measures to restrain lending, which may further contribute to a slowdown in its economic growth. China and other countries in the Asia Pacific region may continue to experience slowed or even negative economic growth in the future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. Our financial condition and results of operations, as well as our future prospectus, would likely be impeded by a continuing or worsening economic downturn in any of these countries.

Market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could have a material adverse effect on our revenue, profitability and financial position.

As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, or the ESM, which will be activated by mutual agreement, to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries after June 2013. The EFSF is currently considering a 130 billion euro bailout for Greece to facilitate the country’s proposed debt restructuring. Despite these measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual Member States. These and other concerns could lead to the re-introduction of individual currencies in one or more Member States, or, in particularly dire circumstances, the possible dissolution of the euro entirely. These potential developments, or market perceptions concerning these and related issues, could adversely affect our financial position, results of operations and cash flow.

The current state of the global financial markets and current economic conditions may adversely impact our ability to obtain financing on acceptable terms and otherwise negatively impact our business.

Global financial markets and economic conditions have been, and continue to be, volatile. Recently, operating businesses in the global economy have faced tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions and declining markets. There has been a general decline in the willingness by banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that financing will be available if needed and to the extent required, on acceptable terms. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.

In addition, at times, lower demand for drybulk cargoes and crude oil as well as diminished trade credit available for the delivery of such drybulk cargoes and crude oil have led to decreased demand for drybulk vessels and tankers, respectively, creating downward pressure on charter rates.

If the current global economic environment persists or worsens, we may be negatively affected in the following ways:

•	we may not be able to employ our vessels at charter rates as favorable to us as historical rates or at all or operate our vessels profitably; and

•	the market value of our vessels could decrease, which may cause us to recognize losses if any of our vessels are sold or if their values are impaired.

The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Acts of piracy on ocean-going vessels could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia. Although sea piracy worldwide decreased slightly in 2011 for the first time in five years, throughout 2008, 2009 and 2010, the frequency of piracy incidents increased significantly, particularly in the Gulf of Aden off the coast of Somalia. If these piracy attacks result in regions in which our vessels are deployed being characterized by insurers as “war risk” zones by insurers or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs which may be incurred to the extent we employ onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, results of operations, cash flows, financial condition and ability to pay dividends and may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.

World events could affect our results of operations and financial condition.

Terrorist attacks in New York on September 11, 2001, in London on July 7, 2005 and in Mumbai on November 26, 2008 and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continue to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in the Middle East, including Egypt, and North Africa, including Libya, and the presence of United States and other armed forces in Iraq and Afghanistan, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, such as the October 2002 attack on the M.V. Limburg, a very large crude carrier not related to us, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences, or the perception that our vessels are potential terrorist targets, could have a material adverse impact on our business, financial condition, results of operations and ability to pay dividends.

Our vessels may call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments, which could adversely affect our reputation and the market for our common shares.

From time to time on charterers’ instructions, our vessels may call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the U.S. government as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria, and in the past, certain of our vessels have made port calls to Iran. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. With effect from July 1, 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the former Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to non-U.S. companies, such as our company, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in our company. Additionally, some investors may decide to divest their interest, or not to invest, in our company simply because we do business with companies that do business in sanctioned countries. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. Investor perception of the value of our common shares may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and could reduce our net cash flows and net income.

The hull and machinery of every commercial vessel must be certified as being “in class” by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention.

A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. We expect our vessels to be on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two to three years for inspection of its underwater parts.

Compliance with the above requirements may result in significant expense. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

We are subject to complex laws and regulations, including environmental laws and regulations, that can adversely affect our business, results of operations and financial condition.

Our operations are subject to numerous laws and regulations, in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, the U.S. Oil Pollution Act of 1990, or OPA, the U.S. Clean Air Act, the U.S. Clean Water Act, the International Maritime Organization, or IMO, International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the IMO International Convention on Civil Liability for Bunker Oil Pollution Damage, the IMO International Convention for the Prevention of Pollution from Ships of 1973, generally referred to as MARPOL, the IMO International Convention for the Safety of Life at Sea of 1974, generally referred to as SOLAS, the IMO International Convention on Load Lines of 1966 and the U.S. Maritime Transportation Security Act of 2002. Compliance with such laws and regulations, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. Compliance with such laws and regulations may require us to obtain certain permits or authorizations prior to commencing operations. Failure to obtain such permits or authorizations could materially impact our business results of operations, financial conditions and ability to pay dividends by delaying or limiting our ability to accept charterers. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. Additionally, we cannot predict with certainty the cost of compliance with any new regulations that may be promulgated as a result of the 2010 BP plc Deepwater Horizon oil spill in the Gulf of Mexico or otherwise in the future. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition and our available cash.

The IMO, which is the United Nations agency for maritime safety and the prevention of pollution by ships, has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the nations signatory to such conventions. For example, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. To date, there has not been sufficient adoption of this standard for it to take force. However, Panama may adopt this standard in the relatively near future, which would be sufficient for it to take force. If mid-ocean ballast exchange is made mandatory, or if ballast water treatment requirements or options are instituted, the cost of compliance could increase for ocean carriers, and the costs of ballast water treatment may be material.

A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability, without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil in U.S. waters, including the 200-nautical mile exclusive economic zone around the United States. An oil spill could also result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages, including punitive damages, and could harm our reputation with current or potential charterers of our tankers. We will be required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although our technical manager will arrange for insurance to cover our vessels with respect to certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we fail to comply with international safety regulations, we may be subject to increased liability, which may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the IMO’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If we fail to comply with the ISM Code, we may be subject to increased liability, may invalidate existing insurance or decrease available insurance coverage for our affected vessels and such failure may result in a denial of access to, or detention in, certain ports.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by “arresting” or “attaching” a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings for the related off-hire period.

In addition, in jurisdictions where the “sister ship” theory of liability applies, such as South Africa, a claimant may arrest the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. In countries with “sister ship” liability laws, claims might be asserted against us or any of our vessels for liabilities of other vessels that we own.

Governments could requisition our vessels during a period of war or emergency resulting in a loss of earnings.

A government of a vessel’s registry could requisition for title or seize one or more of our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. A government could also requisition one or more of our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Risks Related to Our Business

A drop in spot charter rates may provide an incentive for some charterers to default on their charters.

When we enter into a time charter or bareboat charter, charter rates under that charter are fixed for the term of the charter. If the spot charter rates or short-term time charter rates in the tanker or drybulk shipping industry, as applicable, become significantly lower than the time charter equivalent rates that some of our charterers are obligated to pay us under our existing charters, the charterers may have incentive to default under that charter or attempt to renegotiate the charter. As described in the sections of this prospectus supplement entitled “Prospectus Supplement Summary—Our Fleet” and “Prospectus Supplement Summary—Recent Developments”, we recently agreed to reduce the rates in respect of the Hampstead and the Golden Zhejiang and made an announcement regarding the status of charterhire payments in respect of the Battersea. If our charterers fail to pay their obligations, we would have to attempt to re-charter our vessels at lower charter rates, which would affect our ability to comply with our loan covenants and operate our vessels profitably. If we are not able to comply with our loan covenants and our lenders choose to accelerate our indebtedness and foreclose their liens, we could be required to sell vessels in our fleet and our ability to continue to conduct our business would be impaired.

Fuel or bunker prices, may adversely affect our profits.

For vessels on voyage charters, fuel oil, or bunkers, is a significant, if not the largest, expense. Changes in the price of fuel may adversely affect our profitability to the extent we have vessels on voyage charters. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

The operation of drybulk carriers and tankers each involves certain unique operational risks.

The operation of drybulk carriers has certain unique operational risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense and easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the drybulk carrier. Drybulk carriers damaged due to treatment during unloading procedures may be more susceptible to a breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of their holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the drybulk carrier’s bulkheads leading to the loss of the drybulk carrier.

The operation of tankers has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage, and a catastrophic spill could exceed the insurance coverage available. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tankers.

If we are unable to adequately maintain or safeguard our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition or results of operations. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Purchasing and operating previously owned, or secondhand, vessels may result in increased drydocking costs and vessels off-hire, which could adversely affect our earnings.

Our current business strategy includes growth through the acquisition of previously owned vessels. Even following a physical inspection of secondhand vessels prior to purchase, we do not have the same knowledge about their condition and cost of any required (or anticipated) repairs that we would have had if these vessels had been built for and operated exclusively by us. Accordingly, we may not discover defects or other problems with such vessels prior to purchase. Any such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which we may become liable to third parties. Also, when purchasing previously owned vessels, we do not receive the benefit of any builder warranties if the vessels we buy are older than one year.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel efficient than more recently constructed vessels due to improvements in engine technology. Governmental regulations, safety and other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment to some of our vessels and may restrict the type of activities in which these vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. As a result, regulations and standards could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends.

The volatility in both drybulk and tanker charter rates, and vessel values, may affect our ability to comply with various covenants in our loan agreements.

Our loan agreements for our borrowings, which are secured by liens on our vessels, contain various financial covenants. Among those covenants are requirements that relate to our financial position, operating performance and liquidity. For example, there are financial covenants that require us to maintain (i) a minimum value adjusted equity that is based, in part, upon the market value of the vessels securing the loans, (ii) minimum levels of free cash, and (iii) a positive working capital. The market value of drybulk and tanker vessels is sensitive, among other things, to changes in the drybulk and tanker charter markets, respectively, with vessel values deteriorating in times when drybulk and tanker charter rates, as applicable, are falling or anticipated to fall and improving when charter rates are rising or anticipated to rise. Such conditions may result in our not being in compliance with these loan covenants. In such a situation, unless our lenders were willing to provide waivers of covenant compliance or modifications to our covenants, or would be willing to refinance our indebtedness, we may have to sell vessels in our fleet and/or seek to raise additional capital in the equity markets in order to comply with our loan covenants. Furthermore, if the value of our vessels deteriorates significantly, we may have to record an impairment adjustment in our financial statements, which would adversely affect our financial results and further hinder our ability to raise capital.

If we are not in compliance with our covenants and are not able to obtain covenant waivers or modifications, our lenders could require us to post additional collateral, enhance our equity and liquidity, increase our interest payments or pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, or they could accelerate our indebtedness, which would impair our ability to continue to conduct our business. In such an event, our auditors may give either an unqualified opinion with an explanatory paragraph relating to the disclosure in the notes to our financial statements as to the substantial doubt of our ability to continue as a going concern, or a qualified, adverse or disclaimer of opinion, which could lead to additional defaults under our loan agreements. If our indebtedness is accelerated, we might not be able to refinance our debt or obtain additional financing and could lose our vessels if our lenders foreclose their liens. In addition, if we find it necessary to sell our vessels at a time when vessel prices are low, we will recognize losses and a reduction in our earnings, which could affect our ability to raise additional capital necessary for us to comply with our loan agreements.

Our ability to obtain additional debt financing may be dependent on the performance of our then existing charterers and the creditworthiness of our charterers.

The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources required to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at anticipated costs or at all may materially affect our results of operations and our ability to implement our business strategy.

Our results of operations are subject to seasonal fluctuations, which may adversely affect our financial condition.

We plan to operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results, as one of our vessels currently trades in the spot market and our other vessels may trade in the spot market from time to time. Peaks in tanker demand quite often precede seasonal oil consumption peaks, as refiners and suppliers anticipate consumer demand. Seasonal peaks in oil demand can broadly be classified into two main categories: increased demand prior to Northern Hemisphere winters as heating oil consumption increases and increased demand for gasoline prior to the summer driving season in the United States.

Because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels, which may adversely affect our earnings.

The fair market value of vessels may increase and decrease depending on but not limited to the following factors:

•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies;

•	types and sizes of vessels;

•	the availability of other modes of transportation;

•	cost of newbuildings;

•	shipyard capacity;

•	governmental or other regulations;

•	age of vessels;

•	prevailing level of charter rates;

•	the need to upgrade secondhand and previously owned vessels as a result of charterer requirements; and

•	technological advances in vessel design or equipment or otherwise.

During the period a vessel is subject to a charter, we will not be permitted to sell it to take advantage of increases in vessel values without the charterer’s consent. If we sell a vessel at a time when ship prices have fallen, the sale may be at less than the vessel’s carrying amount on our financial statements, with the result that we could incur a loss and a reduction in earnings. In addition, if we determine at any time that a vessel’s future useful life and earnings require us to impair its value on our financial statements, this would result in a charge against our earnings and a reduction of our shareholders’ equity. It is possible that the market value of our vessels will continue to decline in the future, which could adversely affect our ability to comply with financial covenants contained in our loan agreements or any other financing arrangements we may enter into in the future.

Conversely, if vessel values are elevated at a time when we wish to acquire additional vessels, the cost of acquisition may increase and this could adversely affect our business, results of operations, cash flow and financial condition.

We may be unable to successfully compete with other vessel operators for charters, which could adversely affect our results of operations and financial position.

The operation of tankers and drybulk vessels and transportation of crude and petroleum products and drybulk cargoes is extremely competitive. Through our operating subsidiaries we compete with other vessel owners (including major oil companies as well as independent companies), and, to a lesser extent, owners of other size vessels. The tanker and drybulk markets are highly fragmented. It is possible that we could not obtain suitable employment for our vessels, which could adversely affect our results of operations and financial position.

Our time and bareboat charters may limit our ability to benefit from any improvement in charter rates, and at the same time, our revenues may be adversely affected if we do not successfully employ our vessels on the expiration of our charters.

Currently, all but one of our vessels are contractually committed to time or bareboat charters, with the remaining terms of these charters expiring on dates between 2012 and 2016. Although our time and bareboat charters generally provide reliable revenues, they also limit the portion of our fleet available for spot market voyages during an upswing in the tanker and drybulk industry cycle, when spot market voyages might be more profitable. By the same token, we cannot assure you that we will be able to successfully employ our vessels in the future or renew our existing charters at rates sufficient to allow us to operate our business profitably or meet our obligations. A decline in charter or spot rates or a failure to successfully charter our vessels could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

We cannot assure you that we will be able to refinance indebtedness incurred under our current credit facilities.

We cannot assure you that we will be able to refinance our indebtedness on terms that are acceptable to us or at all. If we are not able to refinance our indebtedness, we will have to dedicate a greater portion of our cash flow from operations to pay the principal and interest of this indebtedness. We cannot assure you that we will be able to generate cash flow in amounts that are sufficient for these purposes. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans or sell our assets. In addition, debt service payments under our credit facilities may limit funds otherwise available for working capital, capital expenditures, payment of dividends and other purposes. If we are unable to meet our debt obligations, or if we otherwise default under our credit facilities, our lenders could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

If we continue to expand our fleet, we may not be able to recruit suitable employees and crew for our vessels which may limit our growth and cause our financial performance to suffer.

We have recently expanded our fleet from four to eight vessels and diversified from a pure tanker fleet to a fleet that is comprised of four tankers and four drybulk carriers. We may not be able to continue to hire suitable employees if we continue to expand our fleet and diversify. If we are unable to recruit suitable employees and crews, we may not be able to provide our services to customers, our growth may be limited and our financial performance may suffer.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.

We have entered into various contracts, including charterparties with our customers, loan agreements with our lenders and vessel management and other agreements with our General Manager and our Drybulk Manager, which subject us to counterparty risks. The ability of each of the counterparties to perform its obligations under a contract with us or contracts entered into on our behalf will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the shipping sector, the overall financial condition of the counterparty, charter rates received for tanker vessels and the supply and demand for commodities. Should a counterparty fail to honor its obligations under any such contract, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Charterers are sensitive to the commodity markets and may be impacted by market forces affecting commodities. In addition, in depressed market conditions, there have been reports of charterers, including some of our charterers, renegotiating their charters or defaulting on their obligations under charters. As described in the section of this prospectus supplement entitled “Prospectus Supplement Summary—Our Fleet”, we recently agreed to reduce the rates in respect of the Hampstead and the Golden Zhejiang. Other charterers may fail to pay charterhire or attempt to renegotiate charter rates. Should a charterer fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure on the spot market or on charters may be at lower rates, depending on the then existing charter rate levels, compared to the rates currently being charged for our vessels. In addition, if the charterer of a vessel in our fleet that is used as collateral under one or more of our loan agreements defaults on its charter obligations to us, such default may constitute an event of default under our loan agreements, which may allow the bank to exercise remedies under our loan agreements. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends, if any, in the future, and compliance with covenants in our loan agreements. Further, if we had to find a replacement technical manager, we may need approval from our lenders to change the technical manager.

Declines in charter rates and other market deterioration could cause us to incur impairment charges.

The carrying values of our vessels are reviewed whenever events or changes in circumstances indicate that the carrying amount of the vessel may no longer be recoverable. We assess recoverability of the carrying value by estimating the future net cash flows expected to result from the vessel, including eventual disposal. If the future net undiscounted cash flows and the estimated fair market value of the vessel are less than the carrying value an impairment loss is recorded equal to the difference between the vessel’s carrying value and fair value. Any impairment charges incurred as a result of declines in charter rates and other market deterioration could negatively affect our business, financial condition or operating results or the trading price of our common shares.

Operational risks and damage to our vessels could adversely impact our performance.

Our vessels and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These hazards may result in death or injury to persons, loss of revenues or property, the payment of ransoms, environmental damage, higher insurance rates, damage to our customer relationships and market disruptions, delay or rerouting.

If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. We may have to pay drydocking costs that our insurance does not cover at all or in full. The loss of revenues while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial condition. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or our vessels may be forced to travel to a drydocking facility that is not conveniently located relative to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities may adversely affect our business and financial condition. Further, the total loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent any such damage, costs or loss which could negatively impact our business, financial condition, results of operations, cash flows and ability to pay dividends.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and cause disruption of our business.

International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. These security procedures can result in delays in the loading, offloading or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, carriers. Future changes to the existing security procedures may be implemented that could affect the tanker sector. These changes have the potential to impose additional financial and legal obligations on carriers and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and have a negative effect on our business, revenues and customer relations.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties or curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

One of our directors is affiliated with Golden Ocean, which could result in conflicts of interest that may not be resolved in our favor.

Mr. Herman Billung, a member of our board of directors, also serves as the Chief Executive Officer of Golden Ocean Management AS, a wholly-owned subsidiary of Golden Ocean. Another subsidiary of Golden Ocean provides commercial management services for our drybulk carriers. Golden Ocean is the selling shareholder in this offering and we have also purchased two vessels from Golden Ocean. To the extent that we do business with Golden Ocean or Golden Ocean competes with us for business opportunities, prospects or financial resources, or participates in ventures in which we may participate, Mr. Billung may face actual or apparent conflicts of interest in connection with decisions that could have different implications for us and Golden Ocean. These decisions may relate to corporate opportunities, corporate strategies, potential acquisitions of businesses, inter-company agreements, competition, the issuance or disposition of securities, the election of new or additional directors and other matters. Such potential conflicts may delay or limit the opportunities available to us, and it is possible that conflicts may be resolved in a manner adverse to us.

Incurrence of expenses or liabilities may reduce or eliminate distributions.

Our policy is to make distributions to shareholders based on earnings and cash flow. The amount and timing of dividends will depend on our earnings, financial condition, cash position, Bermuda law affecting the payment of distributions and other factors. However, we could incur other expenses or contingent liabilities that would reduce or eliminate the cash available for distribution by us as dividends. In addition, the declaration and payment of dividends is subject at all times to the discretion of our board of directors. We cannot assure you that we will pay dividends.

Our financing obligations could affect our ability to incur additional indebtedness or engage in certain transactions.

Our financing agreements impose operational and financing restrictions on us and/or on our subsidiaries, which may significantly limit or prohibit, among other things, our and/or our subsidiaries’ ability to, without the consent of our lenders, incur additional indebtedness, create liens, sell capital interests of subsidiaries, make certain investments, engage in mergers and acquisitions, purchase and sell vessels, enter into certain charters or, if an event of default has occurred, pay dividends. In addition, our lenders may accelerate the maturity of indebtedness under our financing agreements and foreclose on the collateral securing the indebtedness upon the occurrence of certain events of default, including our failure to comply with any of the covenants contained in our financing agreements, not rectified within the permitted time. For instance, declining vessel values could lead to a breach of covenants under our financing agreements. If we are unable to prepay, pledge additional collateral or obtain waivers from our lenders, our lenders could accelerate our debt and foreclose on our vessels. In addition, if the lenders are entitled to accelerate the debt outstanding under one facility in default, it could result in a default on our other facilities.

We may not be able to finance our future capital commitments.

We cannot guarantee that we will be able to obtain additional financing at all or on terms acceptable to us. If adequate funds are not available, we may have to reduce expenditures for investments in new and existing projects, which could hinder our growth and prevent us from realizing potential revenues from prior investments which will have a negative impact on our cash flows and results of operations.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. Our current tanker fleet has a weighted average age of approximately 16 years, and our current drybulk carrier fleet has a weighted average age of approximately 2 years. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, including environmental regulations, safety or other equipment standards related to the age of vessels, may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. As our vessels age, market conditions might not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

If we do not set aside funds and are unable to borrow or raise funds for vessel replacement at the end of a vessel’s useful life our revenue will decline, which would adversely affect our business, results of operations, financial condition and ability to pay dividends.

If we do not set aside funds and are unable to borrow or raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends would be adversely affected. Any funds set aside for vessel replacement will not be available for dividends.

We may not have adequate insurance to compensate us if our vessels are damaged or lost.

We procure insurance for our fleet against those risks that we believe companies in the shipping industry commonly insure. These insurances include hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance coverage, and war risk insurance. We can give no assurance that we will be adequately insured against all risks and we cannot guarantee that any particular claim will be paid, even if we have previously recorded a receivable or revenue in respect of such claim. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions, which may increase our costs or lower our revenues.

We cannot assure you that we will be able to obtain adequate insurance coverage for our vessels in the future or renew our existing policies on the same or commercially reasonable terms, or at all. For example, more stringent environmental regulations have in the past led to increased costs for, and in the future may result in the lack of availability of, protection and indemnity insurance against risks of environmental damage or pollution. Any uninsured or underinsured loss could harm our business, results of operations, cash flows, financial condition and ability to pay dividends. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our vessels failing to maintain certification with applicable maritime self-regulatory organizations. Further, we cannot assure you that our insurance policies will cover all losses that we incur, or that disputes over insurance claims will not arise with our insurance carriers. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. In addition, our insurance policies may be subject to limitations and exclusions, which may increase our costs or lower our revenues, thereby possibly having a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

We may be subject to calls because we obtain some of our insurance through protection and indemnity associations.

We may be subject to increased premium payments, or calls, if the value of our claim records, the claim records of our fleet managers, and/or the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability (including pollution-related liability) significantly exceed projected claims. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a United States corporation may have.

We are a Bermuda company. Our memorandum of association and bye-laws and the Bermuda Companies Act 1981, as amended, govern our affairs. Investors may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. Under Bermuda law a director generally owes a fiduciary duty only to the company; not to the company’s shareholders. Our shareholders may not have a direct cause of action against our directors. In addition, Bermuda law does not provide a mechanism for our shareholders to bring a class action lawsuit under Bermuda law. Further, our bye-laws provide for the indemnification of our directors or officers against any liability arising out of any act or omission except for an act or omission constituting fraud, dishonesty or illegality.

United States tax authorities could treat the Company as a “passive foreign investment company”, which could have adverse United States federal income tax consequences to United States shareholders.

A foreign corporation will be treated as a “passive foreign investment company”, or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income”. For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income”. United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our current and proposed method of operation, we do not believe that we are, have been or will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering and voyage chartering activities as services income, rather than rental income. Accordingly, we believe that our income from these activities does not constitute “passive income”, and the assets that we own and operate in connection with the production of that income do not constitute assets that produce, or are held for the production of, “passive income”.

Although there is no direct legal authority under the PFIC rules addressing our method of operation there is substantial legal authority supporting our position consisting of case law and United States Internal Revenue Service, or the IRS, pronouncements concerning the characterization of income derived from time charters, bareboat charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority that characterizes time charter and bareboat charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our United States shareholders will face adverse United States federal income tax consequences. Under the PFIC rules, unless those shareholders make an election available under United States Internal Revenue Code of

1986, as amended, or the Code (which election could itself have adverse consequences for such shareholders, as discussed below under “Tax Considerations—United States Federal Income Tax Considerations”), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common shares. Please see the section of this prospectus supplement entitled “Tax Considerations—United States Federal Income Tax Considerations—Passive Foreign Investment Company Status and Significant Tax Consequences” for a more comprehensive discussion of the United States federal income tax consequences to United States shareholders if we are treated as a PFIC.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury regulations promulgated thereunder.

We expect that we and each of our subsidiaries will qualify for this statutory tax exemption and we will take this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to United States federal income tax on our United States source shipping income. For example, we would no longer qualify for exemption under Section 883 of the Code for a particular taxable year if shareholders with a 5% or greater interest in our common shares owned, in the aggregate, 50% or more of our outstanding common shares for more than half the days during the taxable year. Due to the factual nature of the issues involved, there can be no assurances on our tax-exempt status or that of any of our subsidiaries.

If we or our subsidiaries are not entitled to exemption under Section 883 of the Code for any taxable year, we, or our subsidiaries, could be subject during those years to an effective 2% United States federal income tax on gross shipping income derived during such a year that is attributable to the transport of cargoes to or from the United States. The imposition of this tax would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

Because our offices and most of our assets are outside the United States, you may not be able to bring suit against us, or enforce a judgment obtained against us in the United States.

Our executive offices, administrative activities and assets are located outside the United States. As a result, it may be more difficult for investors to effect service of process within the United States upon us, or to enforce both in the United States and outside the United States judgments against us in any action, including actions predicated upon the civil liability provisions of the federal securities laws of the United States.

Risks Related to this Offering

The market price and trading volume of our common shares has been volatile, and you may not be able to resell your common shares at or above the price at which you acquire them.

The price of our common shares has been volatile. Between January 1, 2008 and March 12, 2012, our common shares have fluctuated from a high closing sale price on the Nasdaq Global Select Market of $34.91 to a low of $11.12. The market price of our common shares will likely continue to fluctuate in response to the following factors, some of which are beyond our control, including the following:

•	quarterly fluctuations in our operating results;

•	changes in investors’ and analysts’ perception of the business risks and conditions of our business;

•	broader market fluctuations;

•	general economic and political conditions;

•	acquisitions and financings, including the potential issuance of a substantial number of our common shares as consideration for past or future acquisitions and other transactions;

•	the sale of a substantial number of common shares held by the existing shareholders in the public market; and

•	general conditions in the tanker and drybulk shipping market.

As a result, our common shares may trade at prices significantly below the price at which you acquire them.

Future sales of our common shares could cause the market price of our common shares to decline.

The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our large shareholders, or the perception that these sales could occur. These sales, or the perception that these sales could occur, could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common shares.

USE OF PROCEEDS

All of the common shares offered hereby are being sold by the selling shareholder. We will not receive any proceeds from the sale of common shares by the selling shareholder, and the selling shareholder has agreed to pay all of the expenses related to this offering.

CAPITALIZATION

The following table sets forth our consolidated capitalization at September 30, 2011:

•	on an actual basis; and

•

on an adjusted basis to give effect to (i) the payment of a dividend of $0.50 per common share, or $12.2 million, on December 2, 2011; and (ii) two scheduled loan repayments under our DnB Nordea credit facility of $0.9 million each on October 11, 2011 and January 9, 2012.

There have been no significant adjustments to our capitalization since September 30, 2011, as so adjusted. You should read the information below in connection with the section of this prospectus supplement entitled “Use of Proceeds” and the unaudited condensed consolidated financial statements for the nine months ended September 30, 2011, included in our report on Form 6-K, which was filed with the Commission on March 13, 2012.

	As of September 30, 2011
	Actual	As Adjusted(1)
	(in millions of U.S. dollars)
Debt (principal balance):
Secured long-term debt, including current portion	154.6	152.8
Unsecured long-term debt, including current portion	-	-
Total interest bearing debt	154.6	152.8
Total shareholders’ equity	364.3	352.1
Total capitalization	518.9	504.9

(1)	This table excludes (1) a dividend payment of $0.50 per share, which was paid on March 8, 2012 to shareholders of record on February 23, 2012 and (ii) the issuance of 11,301 common shares and the cash payment of $154,102 to members of our board of directors and to our General Manager and our Drybulk Manager in settlement of 19,714 RSUs that vested on December 29, 2011.

DIVIDEND POLICY

Our dividend policy is to declare quarterly dividends to shareholders, substantially equal to net cash flow in the reporting quarter less reserves that our board of directors may from time to time determine are necessary, such as reserves for drydocking and other possible cash needs. We intend to finance any future vessel acquisitions not from our cash flow from operations, but from external sources, such as by undertaking equity offerings, incurring additional indebtedness in line with our current low-leverage capital structure and utilizing the proceeds from the sale of our vessels.

There is no guarantee that our shareholders will receive quarterly dividends from us. Our dividend policy may be changed at any time at the sole discretion of our board of directors, who will take into account, among other things, our contingent liabilities, financial condition and future prospects, the terms of our credit facilities, and the requirements of Bermuda law in determining the timing and amount of dividends, if any, that we may pay.

For the fiscal years ended December 31, 2011 and 2010, we paid aggregate dividends to our shareholders in the amounts of $48.9 million ($2.00 per share) and $40.5 million ($1.90 per share), respectively. Purchasers of common shares in this offering will not receive the dividend of $0.50 per share in respect of the quarter ended December 31, 2011, which was paid on March 8, 2012 to shareholders of record on February 23, 2012.

PRICE RANGE OF OUR COMMON SHARES

Our common shares, par value $0.01 per share, have traded on the Nasdaq Global Select Market since February 1997 under the symbol “VLCCF”.

The following table sets forth the high and low closing prices of our common shares on the Nasdaq Global Select Market for the fiscal year ended December 31, 2011.

	High (US$)	Low (US$)
Fiscal year ended December 31, 2011	25.49	13.63

The following table sets forth the high and low closing prices of our common shares trading on the Nasdaq Global Select Market for each full financial quarter for the most recent fiscal year.

	High (US$)	Low (US$)
Fiscal year ended December 31, 2011
First quarter	25.49	22.67
Second quarter	24.77	18.99
Third quarter	22.38	16.11
Fourth quarter	18.03	13.63

The following table sets forth the high and low closing prices of our common shares trading on the Nasdaq Global Select Market for the six most recent months.

	High (US$)	Low (US$)
March 2012*	14.92	14.68
February 2012	15.50	14.41
January 2012	15.47	13.60
December 2011	15.74	13.63
November 2011	18.03	14.65
October 2011	17.85	15.57
September 2011	17.86	16.25
August 2011	20.77	16.11
*As of March 12, 2012

Please see Item 9. “Offer and Listing” in our annual report on Form 20-F for the fiscal year ended December 31, 2010, filed on March 18, 2011, which is incorporated by reference in this prospectus supplement.

SELLING SHAREHOLDER

All of our common shares offered by this prospectus supplement are being sold by our major shareholder, Golden Ocean. The common shares held by Golden Ocean were acquired in private transactions with us.

Golden Ocean is selling in this offering an aggregate of 2,438,199 common shares, or approximately 10% of our total issued and outstanding common shares. Following this offering, Golden Ocean will own none of our common shares. We will not receive any proceeds from the sale of common shares by Golden Ocean, and Golden Ocean has agreed to pay all of the expenses related to this offering.

As described above, Mr. Herman Billung, a member of our board of directors, also serves as the Chief Executive Officer of Golden Ocean Management AS, a wholly-owned subsidiary of Golden Ocean. Our Drybulk Manager, which is another subsidiary of Golden Ocean provides commercial management services for our drybulk carriers. In addition, we have also purchased two vessels from Golden Ocean.

The following table sets forth certain information about Golden Ocean, the selling shareholder.

Shareholder	Number of Shares beneficially owned prior to this offering		Number of shares offered	Shares beneficially owned giving effect to this offering
	Number	Percentage(1)		Number	Percentage(1)
Golden Ocean Group Limited	2,438,199	10%	2,438,199	0	0%

(1)	Percentage is based on 24,425,699 common shares outstanding as of the date of this prospectus supplement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management fees of $0.5 million, which represents a commission of 1.25% of gross freight earned by the drybulk carriers, were invoiced by Golden Ocean and paid by us during 2011.

In December 2011, our board of directors granted a total of 23,298 RSUs pursuant to the Plan to our Drybulk Manager, a wholly-owned subsidiary of Golden Ocean. The RSUs vest ratably over three years on the anniversary of the grant date. The RSUs may be paid in cash or common shares upon vesting.

Please see Item 7. “Major Shareholders and Related Party Transactions” in our annual report on Form 20-F for the year ended December 31, 2010 filed on March 18, 2011, which is incorporated by reference in this prospectus supplement.

ENVIRONMENTAL AND OTHER REGULATIONS

Government regulations and laws significantly affect the ownership and operation of our vessels. We are subject to international conventions, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered and compliance with such laws, regulations and other requirements may entail significant expense.

Our vessels are subject to both scheduled and unscheduled inspections by a variety of government, quasi-governmental and private organizations including local port authorities, national authorities, harbor masters or equivalents, classification societies, flag state administrations (countries of registry) and charterers. Our failure to maintain permits, licenses, certificates or other approvals required by some of these entities could require us to incur substantial costs or temporarily suspend operation of one or more of our vessels.

We believe that the heightened levels of environmental and quality concerns among insurance underwriters, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations; however, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict with certainty the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that results in significant oil pollution or otherwise causes significant adverse environmental impact, such as the 2010 BP plc Deepwater Horizon oil spill in the Gulf of Mexico, could result in additional legislation or regulation that could negatively affect our profitability.

International Maritime Organization

The International Maritime Organization, or the IMO, which is the United Nations agency for maritime safety and the prevention of pollution by ships. The IMO has adopted several international conventions that regulate the international shipping industry, including but not limited to the International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, and the International Convention for the Prevention of Pollution from Ships of 1973, or the MARPOL Convention. The MARPOL Convention is broken into six Annexes, each of which establishes environmental standards relating to different sources of pollution: Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI relates to air emissions.

The operation of our vessels is also affected by the requirements contained in the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, promulgated by the IMO under the International Convention for the Safety of Life at Sea of 1974, or SOLAS. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We intend to rely upon the safety management system that our appointed ship managers have developed.

Noncompliance with the ISM Code or with other IMO regulations may subject a shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports including United States and European Union ports.

United States

The U.S. Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation and Liability Act

The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for environmental protection and cleanup of oil spills. OPA affects all “owners and operators” whose vessels trade with the United States or its territories or possessions, or whose vessels operate in the waters of the United States, which include the U.S. territorial sea and the 200 nautical mile exclusive economic zone around the United States. The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, imposes liability for cleanup and natural resource damage from the release of hazardous substances (other than oil) whether on land or at sea. Potentially responsible parties under both OPA and CERCLA, include any person owning, operating or chartering by demise, the vessel. Accordingly, both OPA and CERCLA impact our operations.

Under OPA, vessel owners and operators are responsible parties who are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from oil spills from their vessels. OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs.

OPA limits the liability of responsible parties with respect to single-hull tankers over 3,000 gross tons to the greater of $3,200 per gross ton or $23,496,000; but for all other tankers over 3,000 gross tons, liability is limited to the greater of $2,000 per gross ton or $17,088,000. These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsible party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

OPA permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA. Some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, however, in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining tanker owners’ responsibilities under these laws.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5,000,000 for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refuses to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA have no effect on the availability of damages under existing law, including maritime tort law. We believe that we are in substantial compliance with OPA, CERCLA and all applicable state regulations in the ports where our vessels call.

OPA and CERCLA both require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. Under OPA and CERCLA, an owner or operator of more than one tanker is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal only to the financial responsibility requirement of the tanker having the greatest maximum liability. We have provided such evidence and received certificates of financial responsibility from the U.S. Coast Guard for each of our vessels required to have one.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA. Compliance with any new requirements of OPA may substantially impact our cost of operations or require us to incur additional expenses to comply with any new regulatory initiatives or statutes.

Other U.S. Environmental Initiatives

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The United States Environmental Protection Agency, or EPA, has enacted rules requiring a permit regulating ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels, or VGP. For a new vessel delivered to an owner or operator after September 19, 2009 to be covered by the VGP, the owner must submit a Notice of Intent, or NOI, at least 30 days before the vessel operates in United States waters. The EPA has proposed a draft 2013 VGP to replace the current VGP upon its expiration on December 19, 2013, authorizing discharges incidental to operations of commercial vessels. The draft VGP also contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, more stringent requirements for exhaust gas scrubbers and the use of environmentally acceptable lubricants.

Compliance with the VGP could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other disposal arrangements, and/or otherwise restrict our vessels from entering U.S. waters. In addition, certain states have enacted more stringent discharge standards as conditions to their required certification of the VGP. We submit NOIs for our vessels where required and do not believe that the costs associated with obtaining and complying with the VGP have a material impact on our operations.

U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act, or NISA, impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters, which could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures, and/or otherwise restrict our vessels from entering U.S. waters. In 2009, the Coast Guard proposed new ballast water management standards and practices, including limits regarding ballast water releases. As of the date of this prospectus supplement, the rule continues to be under review by the Office of Management and Budget.

At the international level, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments in February 2004, or the BWM Convention. The BWM Convention provides for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. To date, there has not been sufficient adoption of this standard for it to take force. However, Panama may adopt this standard in the relatively near future, which would be sufficient for it to take force. Upon entry into force of the BWM Convention, mid-ocean ballast exchange would be mandatory, and the cost of compliance could increase for ocean carriers. Although we do not believe that the costs of compliance with a mandatory mid-ocean ballast exchange would be material, it is difficult to predict the overall impact of such a requirement on our operations.

The U.S. Clean Air Act, or CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Our vessels that operate in such port areas with restricted cargoes are equipped with vapor recovery systems that satisfy these requirements. The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in each state. Although state-specific, SIPs may include regulations concerning emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, our vessels operating in covered port areas are already equipped with vapor recovery systems that satisfy these existing requirements.

European Union

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.

The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. However, in July 2011, the MEPC adopted two new sets of mandatory requirements to address greenhouse gas emissions from ships that will enter into force in January 2013. Currently operating ships will be required to develop Ship Energy Efficiency Management Plans, and minimum energy efficiency levels per capacity mile will apply to new ships. These requirements could cause us to incur additional compliance costs. The IMO is also considering the development of market-based mechanisms to reduce greenhouse gas emissions from ships. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012 the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has in recent years received petitions from the California Attorney General and various environmental groups seeking such regulation. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restricts emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time.

International Labour Organization

The International Labour Organization (ILO) is a specialized agency of the U.N. with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006 (MLC 2006). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 will enter into force one year after 30 countries with a minimum of 33% of the world’s tonnage have ratified it. The MLC 2006 has not yet been ratified, but its ratification would require us to develop new procedures to ensure full compliance with its requirements.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the EPA.

Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter V became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. Amendments to SOLAS Chapter VII, made mandatory in 2004, apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code.

To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:

•

on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

•	the development of vessel security plans;

•	ship identification number to be permanently marked on a vessel’s hull;

•

a continuous synopsis record kept onboard showing a vessel’s history, including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.

A ship operating without a valid certificate, may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.

The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels that have on board, as of July 1, 2004, a valid ISSC attesting to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We believe that our fleet is currently in compliance with applicable security requirements.

Inspection by Classification Societies

Every oceangoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in-class”, signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in-class” by a classification society which is a member of the International Association of Classification Societies. All our vessels are certified as being “in-class” by a member classification society.

DESCRIPTION OF CAPITAL STOCK

Share History

In September 2010, our board of directors approved the adoption of the Plan and reserved for issuance 800,000 of our common shares. The Plan permits restricted stock units, or RSUs, to be granted to directors, officers and employees of the Company and its subsidiaries, affiliates, consultants and service providers. The RSUs vest ratably over three years on the anniversary of the grant date, subject to the continued employment or engagement of the grantee from grant date through the applicable vesting date. The RSUs may be paid in cash or common shares upon vesting.

On December 29, 2010, our board of directors granted an aggregate of 59,143 RSUs pursuant to the Plan to our directors and to our General Manager and our Drybulk Manager. Following the completion of this offering, we plan to issue 11,301 common shares and pay $154,102 in cash to members of our board of directors and to our General Manager and our Drybulk Manager in settlement of 19,714 RSUs that vested on December 29, 2011.

In December 2011, our board of directors granted an aggregate of 93,189 RSUs pursuant to the Plan to members of our board of directors and to our Drybulk Manager and our General Manager. These RSUs vest ratably over three years on each anniversary of the grant date.

Please refer to the section entitled “Description of Capital Stock” on page 10 of the accompanying prospectus for a summary description of our common shares being offered by the selling shareholder.

TAX CONSIDERATIONS

The following discussion summarizes the material United States federal income tax and Bermuda tax consequences to United States Holders and Non-United States Holders, in each case as defined below, of the purchase, ownership and disposition of common shares. This summary does not purport to deal with all aspects of United States federal income taxation and Bermuda taxation and that may be relevant to an investor’s decision to purchase common shares, nor any tax consequences arising under the laws of any state, locality or other foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, thrifts or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, United States expatriates, persons that hold common shares as part of a straddle, conversion transaction or hedge, persons who own 10% or more of our outstanding stock, persons deemed to sell common shares under the constructive sale provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, a United States Holder whose “functional currency” is other than the United States dollar, or holders subject to the alternative minimum tax, each of which may be subject to special rules. In addition, this discussion is limited to persons who acquire common shares as part of this offering hold common shares as “capital assets” (generally, property held for investment) within the meaning of Code Section 1221.

If an entity treated as a partnership for United States federal income tax purposes holds common shares, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships holding common shares and partners in such partnerships are encouraged to consult their own tax advisors.

United States Federal Income Tax Considerations

In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to United States Holders and Non-United States Holders of our common shares. The following discussion of U.S. federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States.

PROSPECTIVE PURCHASERS OF OUR COMMON SHARES ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES.

Taxation of the Company’s Shipping Income: In General

The Company anticipates that it will derive substantially all of its gross income from the use and operation of vessels in international commerce and that this income will principally consist of freights from the transportation of cargoes, charterhire or lease from time or voyage charters and the performance of services directly related thereto, which the Company refers to as “shipping income”.

Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States. Shipping income attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States. The Company is not permitted by law to engage in transportation that gives rise to 100% United States source income.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to United States federal income tax.

Based upon the Company’s current and anticipated shipping operations, the Company’s vessels will operate in various parts of the world, including to or from United States ports. Unless exempt from United States federal income taxation under Section 883 of the Code, or Section 883, the Company will be subject to United States federal income taxation, in the manner discussed below, to the extent its shipping income is considered derived from sources within the United States.

Application of Section 883

Under the relevant provisions of Section 883, the Company will be exempt from United States federal income taxation on its United States source shipping income if:

i.	It is organized in a “qualified foreign country”, which is one that grants an equivalent exemption from taxation to corporations organized in the United States in respect of the shipping income for which exemption is being claimed under Section 883, and which the Company refers to as the “country of organization requirement”; and

ii.	It can satisfy any one of the following two stock ownership requirements for more than half the days during the taxable year:

•

the Company’s stock is “primarily and regularly” traded on an established securities market located in the United States or a qualified foreign country, which the Company refers to as the “Publicly-Traded Test”; or

•

more than 50% of the Company’s stock, in terms of value, is beneficially owned by any combination of one or more individuals who are residents of a qualified foreign country or foreign corporations that satisfy the country of organization requirement and the Publicly-Traded Test, which the Company refers to as the “50% Ownership Test”.

The United States Treasury Department has recognized Bermuda, the country of incorporation of the Company, as a qualified foreign country. In addition, the United States Treasury Department has recognized Liberia, the country of incorporation of certain of the Company’s vessel-owning subsidiaries, as a qualified foreign country. Accordingly, the Company and its vessel owning subsidiaries satisfy the country of organization requirement.

Therefore, the Company’s eligibility for exemption under Section 883 is wholly dependent upon being able to satisfy one of the stock ownership requirements.

For the 2011 taxable year, the Company satisfied the Publicly-Traded Test since, on more than half the days of the taxable year, the Company’s common shares were primarily and regularly traded on the Nasdaq Global Select Market.

Taxation in Absence of Section 883 Exemption

To the extent the benefits of Section 883 are unavailable with respect to any item of United States source income, the Company’s United States source shipping income, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, which the Company refers to as the “4% gross basis tax regime”. Since under the sourcing rules described above, no more than 50% of the Company’s shipping income would be treated as being derived from

United States sources, the maximum effective rate of United States federal income tax on the Company’s shipping income would never exceed 2% under the 4% gross basis tax regime.

Gain on Sale of Vessels

Regardless of whether the Company qualifies for exemption under Section 883, the Company will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by the Company will be considered to occur outside of the United States.

Taxation of United States Holders

The following is a discussion of the material United States federal income tax considerations relevant to an investment decision by a United States Holder with respect to the common shares. This discussion does not purport to deal with the tax consequences of owning common shares to all categories of investors, some of which, such as dealers in securities, tax-exempt organizations, investors whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of the Company’s common shares may be subject to special rules. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common shares.

As used herein, the term “United States Holder” means a beneficial owner of common shares that (i) is a United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (ii) owns common shares as a capital asset, generally, for investment purposes.

If a partnership holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding common shares, you are encouraged to consult your own tax advisor regarding the United States federal income tax consequences of owning an interest in a partnership that holds common shares.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by the Company with respect to common shares to a United States Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of the Company’s current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of the Company’s earnings and profits will be treated first as a non-taxable return of capital to the extent of the United States Holder’s tax basis in its common shares on a dollar-for-dollar basis and thereafter as capital gain. Because the Company is not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from the Company.

Dividends paid on common shares to a United States Holder which is an individual, trust or estate (a “United States Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such shareholder at preferential United States federal income tax rates (currently through 2012) provided that (1) common shares are readily tradable on an established securities market in the United States (such as the Nasdaq Global Select Market on which the common shares are listed); (2) the Company is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which the Company does not believe it is, has been since the beginning of its 2004 taxable year, or will be); and (3) the United States Non-Corporate Holder has owned common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend.

Legislation has been previously introduced in the United States Congress which, if enacted in its present form, would preclude the dividends paid by the Company from qualifying for such preferential rates prospectively from the date of the enactment. Any dividends paid by the Company which are not eligible for these preferential rates will be taxed as ordinary income to a United States Holder.

Sale, Exchange or other Disposition of Our Common Shares

Assuming the Company does not constitute a passive foreign investment company for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the Company’s common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in the common shares. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder’s holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. A United States Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a passive foreign investment company, or a PFIC, for United States federal income tax purposes. In general, the Company will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such holder held the Company’s common shares, either;

•

at least 75% of the Company’s gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the Company during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether the Company is a PFIC, the Company will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by the Company in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless the Company is treated under specific rules as deriving its rental income in the active conduct of a trade or business.

The Company was a PFIC for United States federal income tax purposes through its 2003 taxable year. The Company has not been a PFIC beginning with its 2004 taxable year. United States Holders who held the Company’s common shares prior to the 2004 taxable year are encouraged to consult their tax advisors regarding the proper tax treatment of any dispositions of common shares and any distributions by the Company.

Based on the Company’s current operations and future projections, the Company does not believe that it is or that it was since the beginning of its 2004 taxable year, nor does it expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on this point, the Company’s belief is based principally on the position that, for purposes of determining whether the Company is a PFIC, the gross income the Company derives or is deemed to derive from the time chartering, bareboat chartering and voyage chartering activities should constitute services income, rather than rental income. Correspondingly, the Company believes that such income does not constitute passive income, and the assets that the Company or its wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute assets that produce, or are held for the production of, passive income for purposes of determining whether the Company is a PFIC.

Although there is no direct legal authority under the PFIC rules, the Company believes there is substantial legal authority supporting its position consisting of case law and United States Internal Revenue Service, or the IRS, pronouncements concerning the characterization of income derived from time charters, bareboat charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, in the absence of any legal authority specifically relating to the Code provisions governing PFICs, the IRS or a court could disagree with our position. In addition, although the Company intends to conduct its affairs in such a manner as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of its operations will not change in the future.

As discussed more fully below, if the Company were to be treated as a PFIC for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat the Company as a “Qualified Electing Fund”, which the Company refers to as a “QEF election”. As an alternative to making a QEF election, a United States Holder should be able to elect to mark-to-market the Company’s common shares, which the Company refers to as a “Mark-to-Market election” as discussed below.

Taxation of United States Holders Making a Timely QEF Election

If a United States Holder makes a timely QEF election, which United States Holder is referred to by the Company as an “Electing United States Holder”, the Electing United States Holder must report each year for United States federal income tax purposes its pro rata share of the Company’s ordinary earnings and its net capital gain, if any, for the Company’s taxable year that ends with or within the taxable year of the Electing United States Holder, regardless of whether or not distributions were received from the Company by the Electing United States Holder. The Electing United States Holder’s adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing United States Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A United States Holder will be eligible to make a QEF election with respect to its common shares only if the Company provides the United States Holder with annual tax information relating to the Company. There can be no assurance that the Company will provide such tax information on an annual basis.

Taxation of United States Holders Making a “Mark-to-Market” Election

Alternatively, if the Company were to be treated as a PFIC for any taxable year and, as anticipated, the common shares are treated as “marketable stock”, a United States Holder would be allowed to make a Mark-to-Market election with respect to the Company’s common shares. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder’s adjusted tax basis in the common shares. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder’s adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market election. A United States Holder’s tax basis in its common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder.

Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if the Company were to be treated as a PFIC for any taxable year, a United States Holder who does not make either a QEF election or a Mark-to-Market election for that year, who is referred to as a “Non-Electing United States Holder”, would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing United States Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing United States Holder in the three preceding taxable years, or, if shorter, the Non-Electing United States Holder’s holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of the common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing United States Holders’ aggregate holding period for the common shares;

•	the amount allocated to the current taxable year and any taxable years before the Company became a PFIC would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of tax payer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of the common shares. If a Non-Electing United States Holder who is an individual dies while owning the common shares, the successor of such deceased Non-Electing United States Holder generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of “Non-United States Holders”

A beneficial owner of common shares (other than a partnership) that is not a United States Holder is referred to herein as a Non-United States Holder.

If a partnership holds the common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the common shares, you are encouraged to consult your tax advisor.

Dividends on Common Shares

A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on dividends received from the Company with respect to its common shares, unless that income is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of the Company’s common shares, unless:

•

the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common shares, including dividends and the gain from the sale, exchange or other disposition of the shares, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to a holder of common shares will be subject to information reporting requirements. Such payments will also be subject to “backup withholding” if paid to a non-corporate United States Holder who:

•	fails to provide an accurate tax payer identification number;

•	is notified by the IRS that he has failed to report all interest or dividends required to be shown on his United States federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

If a holder sells his common shares to or through a United States office of a broker, the payment of the proceeds is subject to both United States information reporting and backup withholding unless the holder establishes an exemption. If a holder sells his common shares through a non-United States office of a non-United States broker and the sales proceeds are paid to the holder outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, including a payment made to a holder outside the United States, if the holder sells his common shares through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a tax payer generally may obtain a refund of any amounts withheld under backup withholding rules that exceed the tax payer’s income tax liability by filing a refund claim with the IRS.

Pursuant to recently enacted legislation, individuals who are United States Holders (and to the extent specified in applicable Treasury regulations, certain United States entities and Non-United States Holders) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the common shares held through an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual United States Holder (and to the extent specified in applicable Treasury regulations, a United States entity or Non-United States Holder) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. United States Holders (including United States entities) and Non-United States Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

Bermuda Taxation

As of the date of this prospectus supplement, we are not subject to taxation under the laws of Bermuda and distributions to us by our subsidiaries also are not subject to any Bermuda tax. As of the date of this document, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by non-residents of Bermuda in respect of capital gains realized on a disposition of our common shares or in respect of distributions by us with respect to our common shares. This does not, however, apply to the taxation of persons ordinarily resident in Bermuda. Bermuda holders should consult their own tax advisors regarding possible Bermuda taxes with respect to dispositions of, and distributions on, our common shares.

The Minister of Finance in Bermuda has granted the Company a tax exempt status until March 31, 2035, under which no income taxes or other taxes (other than duty on goods imported into Bermuda and payroll tax in respect of any Bermuda-resident employees) are payable by the Company in Bermuda. If the Minister of Finance in Bermuda does not grant a new exemption or extend the current tax exemption, and if the Bermudian Parliament passes legislation imposing taxes on exempted companies, the Company may become subject to taxation in Bermuda after March 31, 2035.

Currently, there are no withholding taxes payable in Bermuda on dividends distributed by the Company to its shareholders.

Liberian Taxation

Under the Consolidated Tax Amendments Act of 2010, our Liberian subsidiaries should be considered non-resident Liberian corporations which are wholly exempted from Liberian taxation effective as of 1977.

UNDERWRITING

The Company, the selling shareholder and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the common shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 2,438,199 common shares offered hereby.

Goldman, Sachs & Co. may receive from purchasers of the common shares normal brokerage commissions in amounts agreed with such purchasers.

Goldman, Sachs & Co. proposes to offer the common shares from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the common shares offered hereby, Goldman, Sachs & Co. may be deemed to have received compensation in the form of underwriting discounts. Goldman, Sachs & Co. may effect such transactions by selling common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman, Sachs & Co. and/or purchasers of common shares for whom they may act as agents or to whom they may sell as principal.

In connection with the offering, Goldman, Sachs & Co. may purchase and sell common shares in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of common shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchase. Goldman, Sachs & Co. will need to cover any short sale by purchasing common shares in the open market. Goldman, Sachs & Co. is likely to create a short position if it is concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Purchases to cover a short position, as well as other purchases by Goldman, Sachs & Co. for its own account, may have the effect of preventing or retarding a decline in the market price of the common shares, and may maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. Goldman, Sachs & Co. is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

The Company, our directors and executive officers, our General Manager and our Drybulk Manager have agreed with Goldman, Sachs & Co., subject to certain exceptions, not to dispose of or hedge any of their common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus supplement continuing through the date 45 days (in the case of the Company) or 90 days (in the case of our directors and executive officers, our General Manager and our Drybulk Manager) after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of common shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of common shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which that do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

The common shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, common shares, debentures and units of common shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The Company and the selling shareholder estimate that their share of the total expenses of the offering, excluding deemed underwriting discounts and commissions, will be approximately $            .

The Company and the selling shareholder have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933 as amended, or the Securities Act.

Goldman, Sachs & Co. and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Goldman, Sachs & Co. and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. Goldman, Sachs & Co. and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities offered hereby, all of which will be paid by the selling shareholder. All amounts are estimated except the Commission registration fee, which was previously paid.

Commission registration fee	$6,163
Legal fees and expenses	150,000
Accounting fees and expenses	95,000
Miscellaneous	75,000

Total	$326,163

LEGAL MATTERS

Certain legal matters in connection with the sale of the securities offered hereby are being passed upon for us by Seward & Kissel LLP, New York, New York, and with respect to matters of Bermuda law, MJM Limited. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements as of December 31, 2010 and for the year ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2010 incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2009 and for each of the years in the two-year period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Controls over Financial Reporting) for each of the years in the two-year period ended December 31, 2009, incorporated in this prospectus supplement by reference to our Annual Report on Form 20-F for the year ended December 31, 2010, have been so incorporated in reliance on the report thereon of MSPC, Certified Public Accountants and Advisors, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The section in this prospectus supplement entitled “Prospectus Supplement Summary—Industry Developments” has been reviewed by Drewry Shipping Consultants, Ltd., or Drewry, which has confirmed to us that it accurately describes the international shipping market, subject to the availability and reliability of the data supporting the statistical and graphical information presented in this prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Pursuant to the Securities Act, we have filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and other reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.knightsbridgetankers.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

•

Our Annual Report on Form 20-F for the year ended December 31, 2010, which was filed with the Commission on March 18, 2011, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•

Our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on June 2, 2011, which contains the press release announcing our financial results for the three months ended March 31, 2011.

•

Our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on August 22, 2011, which contains the press release announcing our financial results for the three and six months ended June 30, 2011.

•

Our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on September 30, 2011, which contains our unaudited condensed interim financial statements for the three and six months ended June 30, 2011.

•

Our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on March 1, 2012, which contains a press release announcing the voting results and other proceedings of our 2011 Annual General Meeting.

•

Our Report of Foreign Private Issuer on Form 6-K, which was furnished to the Commission on March 13, 2012, which contains our unaudited condensed interim financial statements for the three and nine months ended September 30, 2011.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Knightsbridge Tankers Limited

Attn: Georgina Sousa

Par-la-Ville Place

14 Par-la-Ville Road Hamilton, HM 08, Bermuda

+1 (441) 295-6935

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Although we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$200,000,000

and

up to 2,438,199 of our common shares

offered by the selling shareholder

KNIGHTSBRIDGE TANKERS LIMITED

Through this prospectus, we may periodically offer:

(1) our common shares,

(2) our preferred shares,

(3) our debt securities, which may be guaranteed by one or more of our subsidiaries,

(4) our warrants,

(5) our purchase contracts, and

(6) our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $200,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

In addition, the selling shareholder named in this prospectus may sell in one or more offerings pursuant to this registration statement up to 2,438,199 of our common shares that were previously acquired in private transactions. The selling shareholder may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on this selling shareholder and the times and manner in which it may offer and sell our common shares is described under the sections entitled “Selling Shareholder” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of our common shares by the selling shareholder.

Our common shares are listed on the Nasdaq Global Select Market under the symbol “VLCCF.”

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 3 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 19, 2011

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities and related guarantees, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. In addition, the selling shareholder may sell in one or more offerings pursuant to this registration statement up to 2,438,199 of our common shares. This prospectus provides you with a general description of the securities we or the selling shareholder may offer. We will provide updated information if required whenever we or the selling shareholder offer our securities pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

(i)

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Knightsbridge Tankers Limited and all of its subsidiaries. “Knightsbridge Tankers Limited” refers only to Knightsbridge Tankers Limited and not its subsidiaries.

We use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are a Bermuda exempted company founded in 1996, with our principal executive offices located in Hamilton, Bermuda. We are engaged in the seaborne transportation of crude oil and drybulk cargoes. As of July 19, 2011, we own and operate, through our subsidiaries, a fleet of four double-hull Very Large Crude Carriers, or VLCCs, one of which was built in 1996 and three of which were built in 1995, and four Capesize dry bulk carriers two of which were built in 2009 and two of which were built in 2010. Each of our vessels is owned by a subsidiary and has been flagged in the Marshall Islands or Hong Kong. Our total carrying capacity is approximately 1.9 million dwt.

We operate a diversified fleet of tankers and dry bulk carriers in order to capitalize on opportunities for upside potential in both the drybulk and tanker markets. As of July 19, 2011, our fleet is composed of the following vessels:

Vessel name	Type	Approx. dwt	Year Built	Employment	Expiration Date
Titan Venus (ex-Camden)	VLCC	298,000	1995	Bareboat charter	August 2012
Mayfair	VLCC	298,000	1995	Bareboat charter	July 2015
Kensington	VLCC	298,000	1995	Spot market
Hampstead	VLCC	298,000	1996	Time charter	April 2012
Belgravia	Capesize	170,500	2009	Time charter	August 2014
Battersea	Capesize	170,500	2009	Time charter	June 2014
Golden Future	Capesize	176,000	2010	Time charter	January 2013
Golden Zhejiang	Capesize	176,000	2010	Time charter	September 2014
Total		1,885,000

Our tankers and dry bulk carriers are managed by our General Manager, a wholly-owned subsidiary of Frontline Ltd., or Frontline, a Bermuda based shipping company whose shares are listed on the New York Stock Exchange (NYSE: FRO), the Oslo Stock Exchange and the London Stock Exchange, and by our Drybulk Commercial Manager, a wholly-owned subsidiary of Golden Ocean Group Limited, or Golden Ocean, a Bermuda based drybulk shipping company whose shares are listed on the Oslo Stock Exchange (OSLO:GOGL) and the Singapore Stock Exchange. In addition, our General Manager provides us with general administrative and technical services. We believe we benefit from Frontline’s and Golden Ocean’s expertise, relationships and reputation in operating our fleet and pursuing growth opportunities.

Our Business Strategy

Our business strategy is to operate a diversified fleet of tankers and dry bulk carriers with flexibility to adjust our exposure to the tanker and dry bulk markets depending on existing factors such as charter rates, newbuilding costs, vessel resale and scrap values and vessel operating expenses resulting from, among other things, changes in the supply of and demand for tanker and dry bulk capacity. We may adjust our exposure through time charters, bareboat charters, sale and leasebacks, sales and purchases of vessels, newbuilding contracts and acquisitions.

Our goal is to generate competitive returns for our shareholders. Our dividend policy is to declare quarterly dividends to shareholders, substantially equal to net cash flow in the reporting quarter less reserves that our Board of Directors may from time to time determine are necessary, such as reserves for drydocking and other possible cash needs. We intend to finance our future vessel acquisitions not from our cash flow from operations, but from external sources, such as by undertaking equity offerings, incurring additional indebtedness in line with our current low-leverage capital structure and utilizing the proceeds from the sale of our vessels.

There is no guarantee that our shareholders will receive quarterly dividends from us. Our dividend policy may be changed at any time at the sole discretion of our Board of Directors, who will take into account, among other things, our contingent liabilities, financial condition and future prospects, the terms of our credit facilities, and the requirements of Bermuda law in determining the timing and amount of dividends, if any, that we may pay.

Corporate Structure

Knightsbridge Tankers Limited was incorporated in Bermuda on September 18, 1996. Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda. Our telephone number at that address is +1 (441) 295-6935. Our website is www.knightsbridgetankers.com. The information on our website shall not be deemed a part of this prospectus.

The Securities We or the Selling Shareholder May Offer

We may use this prospectus to offer up to $200,000,000 of our:

•	common shares,

•	preferred shares,

•	debt securities, which may be guaranteed by one or more of our subsidiaries,

•	warrants,

•	purchase contracts, and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

In addition, the selling shareholder named in this prospectus may sell in one or more offerings pursuant to this registration statement up to 2,438,199 of our common shares that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of our common shares by the selling shareholder.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the risks and discussion of risks under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2010 and the other documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities. Please see “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

Our vessels have within the past three years called on Iranian ports, and may in the future call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments, which could adversely affect our reputation and the market for our common stock.

On charterers’ instructions, our vessels have within the past three years called from time to time on Iranian ports, and may in the future call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the U.S. government as state sponsors of terrorism. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act (“CISADA”), which expanded the scope of the former Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to non-U.S. companies, such as our company, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Vessels we have time or bareboat chartered, over which we have no effective control of trading, may make port calls in violation of sanctions, including CISADA, which may subject us to potential liability. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in our company. Additionally, some investors may decide to divest their interest, or not to invest, in our company simply because we do business with companies that do business in sanctioned countries. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. Investor perception of the value of our common stock may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

The price of our common shares after this offering may be volatile.

The price of our common shares may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	mergers and strategic alliances in the crude tanker and drybulk industries;

•	market conditions in the crude tanker and drybulk industries;

•	changes in government regulation;

•	the failure of securities analysts to publish research about us after this offering, or shortfalls in our operating results from levels forecast by securities analysts;

•	announcements concerning us or our competitors; and

•	the general state of the securities market.

The seaborne transportation industry has been highly unpredictable and volatile. The market for our common shares in this industry may be equally volatile. Consequently, you may not be able to sell the common shares at prices equal to or greater than those paid by you in this offering.

Investors may experience significant dilution as a result of future offerings.

We may have to attempt to sell shares in the future in order to satisfy our capital needs; however there can be no assurance that we will be able to do so. If we are able to sell shares in the future, the prices at which we sell these future shares will vary, and these variations may be significant and our existing shareholders may experience significant dilution if we sell these future shares to other than existing shareholders pro rata at prices significantly below the price at which such existing shareholders invested.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe”, “anticipate”, “intend”, “estimate”, “forecast”, “project”, “plan”, “potential”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the drybulk carrier and tanker markets, changes in the company’s operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of drybulk carriers and tankers, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the Nasdaq Global Market. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements. These forward looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years and for the three month period ended March 31, 2011.(1)

	Years ended December 31,					Three- month period ended March 31,
	2006	2007	2008	2009	2010	2011
In thousands of U.S. dollars
Earnings
Net Income	45,717	84,836	48,054	21,680	38,557	8,605
Add: Fixed charges	6,951	7,475	4,800	2,548	4,592	1,301
Less: Interest Capitalized	—	(1,049)	(1,436)	(465)	—	—
Total Earnings	52,668	91,262	51,418	23,763	43,149	9,906
Fixed Charges
Interest Expensed	6,881	6,373	3,216	1,895	3,940	1,165
Interest Capitalized	—	1,049	1,436	465	—	—
Amortization of deferred charges	70	53	148	188	652	136
Total Fixed Charges	6,951	7,475	4,800	2,548	4,592	1,301
Ratio of Earnings to Fixed Charges	7.6	12.2	10.7	9.3	9.4	7.6

(1)	We have not issued any preferred shares as of the date of this prospectus.

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expensed and amortization of deferred charges relating to indebtedness. Fixed charges consist of interest expensed, interest capitalized and amortization of deferred charges relating to indebtedness. We incurred no tax or rental expense for all periods presented.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

We will not receive any proceeds from sales of our securities by the selling shareholder.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the Registration Statement of which this prospectus is a part will include information on our consolidated capitalization.

PRICE RANGE OF COMMON STOCK

The trading market for our common stock is the Nasdaq Global Select Market, on which the shares have been listed under the symbol “VLCCF” since our initial public offering of common stock at $20.00 per share on February 7, 1997. The following table sets forth the high and low prices for our common stock for the periods indicated, as reported by the Nasdaq Global Select Market:

	HIGH	LOW
For the Fiscal Year Ended December 31, 2010	$24.49	$13.36
For the Fiscal Year Ended December 31, 2009	$17.16	$11.00
For the Fiscal Year Ended December 31, 2008	$35.00	$10.01
For the Fiscal Year Ended December 31, 2007	$34.00	$23.01
For the Fiscal Year Ended December 31, 2006	$30.78	$20.42

For the Quarter Ended:	HIGH	LOW
June 30, 2011	$25.24	$18.76
March 31, 2011	$25.80	$22.41
December 31, 2010	$24.49	$18.35
September 30, 2010	$22.18	$16.82
June 30, 2010	$19.86	$15.34
March 31, 2010	$17.45	$13.36
December 31, 2009	$13.72	$12.06
September 30, 2009	$16.20	$12.70
June 30, 2009	$16.95	$12.34
March 31, 2009	$17.16	$11.00

For the Month:	HIGH	LOW
July 2011 (to July 18, 2011)	$22.70	$21.70
June 2011	$22.33	$20.15
May 2011	$23.55	$18.76
April 2011	$25.24	$22.00
March 2011	$25.80	$22.50
February 2011	$25.49	$23.41
January 2011	$24.42	$22.41

ENFORCEABILITY OF CIVIL LIABILITIES

There is no treaty in force between the U.S. and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

PLAN OF DISTRIBUTION

We or the selling shareholder may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the selling shareholder may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•

trading plans entered into by the selling shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholder may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or the selling shareholder may enter into hedging transactions with respect to our securities. For example, we or the selling shareholder may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us or the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or the selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling shareholder or borrowed from us, the selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholder and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholder that participate with us or the selling shareholder in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed the selling shareholder that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholder in the market. The selling shareholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholder may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements, securities exercised and/or sold pursuant to trading plans entered into by the selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or the selling shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the SEC under the Securities Act.

SELLING SHAREHOLDER

This prospectus relates to the proposed sale from time to time of up to 2,438,199 of our common shares issued to the selling shareholder named in the table below. We have filed the registration statement of which this prospectus forms a part in order to permit the selling shareholder to offer these shares for resale from time to time.

The 2,438,199 common shares covered by this prospectus were issued to the selling shareholder on July 16, 2010 and October 27, 2010.

The following table sets forth certain information with respect to the selling shareholder and its beneficial ownership of our common shares. The table is based upon information provided by the selling shareholder. The table assumes that all the shares being offered by the selling shareholder pursuant to this prospectus are ultimately sold in the offering. The selling shareholder may sell some, all or none of its shares covered by this prospectus and as a result the actual number of shares that will be held by the selling shareholder upon termination of the offering may exceed the minimum number set forth in the table.

Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Common Shares Offered Hereby	Percentage of the class following the offering(1)
Golden Ocean Group Limited	2,438,199	10.0%	2,438,199	—
(1) Assumes	the sale of all shares being offered in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended Memorandum of Association and Bye-Laws.

Purpose

The amended Memorandum of Association of the Company has been filed as Exhibit 3.1 to the Company’s Registration Statement on Form F-3, filed December 24, 2009, and is incorporated by reference herein.

The purposes and powers of the Company are set forth in Items 6 and 7(a) through (h) of our Memorandum of Association and in the Second Schedule of the Bermuda Companies Act of 1981, or the Companies Act. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our Bye-Laws

At the 2005 annual general meeting of shareholders of the Company, our shareholders voted to amend the Company’s Bye-Laws 83 and 85 by removing the restrictions that limited the Company’s business activities. The amended Bye-Laws of the Company, as adopted on June 27, 2005, have been filed as Exhibit 4.2 to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005, filed with the Commission on June 15, 2006, and are hereby incorporated by reference herein.

Bermuda law permits the Bye-Laws of a Bermuda company to contain provisions excluding personal liability of a director, alternate director, officer, member of a committee authorized under Bye-Law 92, resident representative or their respective heirs, executors or administrators to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the company and any members authorized under Bye-Law 92, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the company or member of a committee authorized under Bye-Law 92, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

Our shareholders have no pre-emptive, subscription, redemption, conversion or sinking fund rights. Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Shareholders have no cumulative voting rights. Shareholders are entitled to dividends if and when they are declared by our Board of Directors, subject to any preferred dividend right of holders of any preferred shares. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or our Bye-Laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Upon our liquidation, dissolution or winding up, shareholders will be entitled under Bermuda law to receive, pro rata, our net assets available after the payment of all our debts and liabilities and any preference amount owed to any preference shareholders. The rights of shareholders, including the right to elect directors, are subject to the rights of any series of preference shares we may issue in the future.

Under our Bye-Laws, annual general meetings of shareholders will be held at a time and place selected by our Board of Directors each calendar year. Special general meetings of shareholders may be called by our Board of Directors at any time and, pursuant to Bermuda law, special general meetings must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings. Under our Bye-Laws, five days’ notice of an annual general meeting or any special general meeting must be given to each shareholder entitled to vote at that meeting. Under Bermuda law and our Bye-Law 47, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board of Directors may set a record date at any time before or after any date on which such notice is dispatched.

Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Our Bye-Laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our Bye-Laws provide our Board of Directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

Our Bye-Laws provide that every director, officer and member of a committee constituted under Bye-Law 92, which we refer to collectively as an indemnitee, shall be indemnified out of our funds against all liabilities, loss, damage or expense (including, but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, officer or committee member, and that such indemnity shall extend to any person acting as a director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always, that the indemnity contained in Bye-Law 124 shall not extend to any matter which would render it void pursuant to the Companies Act. Each indemnitee shall be indemnified out of our funds against all liabilities incurred by such indemnitee in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted, or in connection with any application under the Companies Act in which relief from liability is granted to him by the court. In addition, to the extent that any indemnitee is entitled to claim an indemnitee pursuant to our Bye-Laws in respect of amounts paid or discharged by such indemnitee, the relative indemnity shall take effect as our obligation to reimburse the person making such payment or effecting such discharge.

Authorized Capitalization

Under our amended Memorandum of Association, our authorized share capital consists of 35,000,000 shares, par value $0.01 per share, of which 24,425,699 shares were issued and outstanding as of the date of this prospectus.

Share History

Knightsbridge Tankers Limited was formed on September 18, 1996 with an authorized share capital of 1,200,000 shares, par value $0.01 per share. In February 1997, upon the exercise by the underwriters of their overallotment option, we offered and sold to the public 16,100,000 common shares at the initial public offering price of $20 per share. Simultaneously with that offering, we sold 1,000,000 common shares in a private placement for the price of $20 per share.

At the Company’s annual general meeting of shareholders held on September 25, 2009, our shareholders voted to approve an increase in our authorized share capital from 20,000,000 shares, par value $0.01 per share, to 35,000,000 shares, par value $0.01 per share.

In October 2010, we issued 4,887,500 shares in an underwritten public offering.

In July and October 2010, we purchased two 2010-built Capesize dry bulk carriers, Golden Future and Golden Zhejiang, from Golden Ocean. In connection with these transactions 2,438,199 shares were issued to Golden Ocean. Immediately following these transactions, we had issued and outstanding 24,425,699 shares.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preference shares, holders of common shares are entitled to receive ratably cash dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preference shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preference shares, which we may issue in the future.

Preferred Shares

The material terms of any series of preferred shares that we may offer through a prospectus supplement will be described in that prospectus supplement. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. Our Board of Directors will authorize the issuance of preferred shares only for a proper purpose and in our best interests. At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval cause us to issue preferred shares, which has voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares, depending on the specific terms pursuant to which they are issued, could have the effect of diluting the share ownership of shareholders, including persons seeking to obtain control of us, thereby hindering a possible takeover attempt. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences, which would adversely affect the voting power and other rights of holders of our common shares.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)    changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)    reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)    reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)    waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)    makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)    makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)    waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the U.S Securities and Exchange Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the U.S. Securities and Exchange Commission.

The 2011 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman, chief executive officer and president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$27,447.64

FINRA fees	$		*

Legal fees and expenses	$	*

Accounting fees and expenses	$	*

Miscellaneous	$	*

Total	$	*

* To be provided by a prospectus supplement or as an exhibit to a Current Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Mello Jones & Martin, Hamilton, Bermuda, with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. and New York law.

EXPERTS

The financial statements as of December 31, 2010 and for the year ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Controls over Financial Reporting) as of December 31, 2010, incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Controls over Financial Reporting) for each of the years in the two-year period ending December 31, 2009, incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2009, have been so incorporated in reliance on the report thereon of MSPC, Certified Public Accountants and Advisors, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.knightsbridgetankers.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

•

Our Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on March 18, 2011, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Our Report of Foreign Private Issuer on Form 6-K filed with the Commission on June 2, 2011, which contains the press release announcing our financial results for the three months ended March 31, 2011.

•

The description of our securities contained in our Registration Statement on Form F-1 filed with the Commission on December 13, 1996 and any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Knightsbridge Tankers Limited

Attn: Georgina Sousa

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

+1 (441) 295-6935

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

2,438,199 Shares

Knightsbridge Tankers Limited

Common Shares

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

                    , 2012